As filed with the Securities and Exchange Commission on February 24, 2004.

Registration No. 333-_________

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COLLINS GROWTH & INCOME FUND, LLC

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7320 (Primary standard industrial classification code number)	20-0620580 (I.R.S. employer identification number)

2101 W. Ben White Blvd., Suite 103
Austin, TX 78704
(800) 570-5007
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Walter A. Collins, Chief Manager
Collins Growth & Income Fund, LLC
2101 W. Ben White Blvd., Suite 103
Austin, TX 78704
(800) 570-5007
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Brian A. Pearlman, Esq.
Adorno & Yoss, P.A.
350 East Las Olas Boulevard
Suite 1700
Fort Lauderdale, Florida 33301
(954) 763-1200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum Offering	Proposed Maximum Aggregate
Securities to be Registered	Price Per Unit	Offering Price (1)	Amount of Registration Fee

Membership Units	$1,000	$25,000,000	$3,167.50

(1)	This amount represents the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant. These figures are estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 24, 2004

PROSPECTUS

COLLINS GROWTH & INCOME FUND, LLC

2,500 number of membership units, $2,500,000 Minimum Offering
25,000 number of membership units, $25,000,000 Maximum Offering
$1,000 per Unit

     We are a Delaware limited liability company recently formed to purchase, sell, collect and re-invest in defaulted and charged-off consumer receivables. This is our initial public offering of a minimum of 2,500 and a maximum of 25,000 limited liability company membership units, which we are conducting through selected broker-dealers on a best efforts basis.

     We expect that the initial public offering price will be $1,000 per membership unit. The market price, if any, of the units after this offering may be higher or lower than this offering price. Until a minimum of 2,500 membership units have been purchased, all payments for membership units will be deposited into an escrow account at      , a national banking association. This offering will end at the earliest of      , 2004, when all of the membership units have been purchased, or when we decide to close the offering. However, if the 2,500 membership unit minimum is not purchased by      , 2004, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. The minimum purchase is 5 membership units ($5,000).

     We do not intend to list the membership units on any national securities exchange or the NASDAQ Stock Market. A secondary market for the membership units will not develop and your ability to sell or pledge your membership units will be limited.

     Investing in our membership units involves risks. See “Risk Factors” beginning on page      .

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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     The following table summarizes our estimated proceeds from the offering if the minimum or maximum number of membership units offered are sold, before deducting broker-dealer commissions and due diligence expenses and estimated offering expenses of approximately $339,275 if the minimum number of membership units are sold and $2,478,650 if the maximum number of membership units are sold, after deducting those expenses.

	Per Unit		Total Offering

	Minimum	Maximum	Minimum	Maximum

Public offering price	$1,000.00	$1,000.00	$2,500,000	$25,000,000
Broker-dealer commissions(1)	93.75	93.75	234,375	2,343,750
Estimated offering expenses	41.96	5.40	104,900	134,900
Proceeds, after commissions and estimated offering expenses	$864.29	$900.85	$2,160,725	$22,521,350

(1)	The membership units are offered on a best efforts basis by selected broker-dealers. Sales commissions of up to 9.375% will be paid on receipt of the offering proceeds (after the minimum offering amount has been received) to those broker-dealers who can lawfully receive commissions pursuant to the blue sky laws of the state(s) where the subscribers reside or are domiciled.

The date of this prospectus is ________________, 2004

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TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
SELECTED CONSOLIDATED FINANCIAL DATA
BUSINESS
PLAN OF OPERATIONS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL MEMBERS
DISTRIBUTION POLICY
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
DESCRIPTION OF UNITS AND SUMMARY OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT
TRANSFER RESTRICTIONS
OFFERING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS OF
BALANCE SHEET
NOTES TO THE BALANCE SHEET
EX-3.1 CERTIFICATION OF FORMATION
EX-10.1 CONSULTING SERVICES AGREEMENT
EX-21.1 SUBSIDIARIES OF THE REGISTRANT
EX-23.1 CONSENT OF HELIN, DONOVAN & WILKINSON, LLP

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PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in this prospectus, including the section titled “Risk Factors” beginning on page 4 regarding our Company and the Units being sold in this offering.

Company Overview

     The primary business purpose of Collins Growth & Income Fund, LLC is to raise equity capital from the sale of membership units (“Units”) and to use substantially all of the net proceeds and future operating revenues to purchase defaulted and charged-off consumer receivables (“Receivables”). These Receivables will be purchased, sold, collected and resold through a consulting services agreement with Collins Financial Services, Inc., an affiliated entity of our company. Collins Financial Services, Inc. is an established receivables servicing firm based in Austin, Texas that has conducted this business since 1996. We were formed as a Delaware limited liability company on January 8, 2004 for purposes of this offering and have no prior operating history.

     As used in this prospectus, all references to “we,” “us,” “Collins,” “Company” and “our” mean Collins Growth & Income Fund, LLC. The address of our principal executive offices is 2101 West Ben White Boulevard, Suite 103, Austin, TX 78704, and our telephone number is (800) 570-5007. As used in this prospectus, all references to “CFS” means Collins Financial Services, Inc. (together with its affiliates, but excluding our company), the consultant and servicer under our consulting services agreement with respect to the Receivables we acquire. Investors will not receive any ownership or other economic interest in CFS whose web site address is www.cfsi.net. You should not construe the information on the CFS web site to be a part of this prospectus.

Ownership and Management

     Our business and affairs are managed by our managers and board of directors, and not by our members. Our board of directors consists of Walt A. Collins, Gary E. Wood, Ph.D., and Larry Vasbinder, who are also the executive officers and directors of CFS. CFS and its executive officers are experienced in purchasing, collecting and re-selling Receivables and have provided consulting services to several unaffiliated entities prior to forming our company. Messrs. Collins, Wood and Vasbinder maintain a beneficial interest in our company through their affiliations with CFS, which owns an equity interest in our company and is our Operating Member. Our managers and board of directors have the authority to control the operations of our company, except that members have limited voting rights as expressly provided in our Limited Liability Operating Agreement. In addition, although CFS only beneficially owns one unit of our company, upon our liquidation CFS, as our Operating Member, is entitled to all of our remaining assets following the payment of our liabilities and expenses of liquidation, the establishment of reserves for contingent or unknown liabilities, the payment to our members of their aggregate unpaid Investment Return (as defined below) and the payment to our members of any of their remaining equity in our company.

The Offering

Securities Offered	We are offering a minimum of 2,500 and a maximum of 25,000 membership units, which we refer to as “Units.” Each Unit represents a $1,000 equity interest.

Who Should Invest	The Units are not callable or redeemable. The Units are a long-term investment, with a primary objective of regular cash distributions.

You will be required to purchase a minimum of 5 Units ($5,000).

Because of the lack of a public market, the restrictions on resale of the Units, and the tax characteristics of an investment in the Units, you should not purchase Units unless you do not need liquidity and are willing to make a long-term investment. The broker-dealers that participate in the distribution of this offering and solicit orders for Units are required to make every reasonable effort to determine that the purchase is appropriate for you, such as:

• whether you can reasonably benefit from an investment in our Units based on your investment objectives;

• your ability to bear the risk of the investment; and

• your understanding of the risks of the investment.

They must also determine whether you understand:

• the lack of liquidity of the Units;

• the restrictions on transferability of the Units;

• the background and qualifications of the members of our board of directors and our managers; and

• the tax consequences of your investment.

Investment Return	An amount equal to a non-compounded, cumulative 10.25% annualized return on the capital contribution to our company by the investor (the “Invested Capital”), to be paid quarterly with respect to the Units (except the Unit held by CFS) to the extent of available funds commencing with the end of the first full fiscal quarter following the closing of the minimum offering (the “Investment Return”). As an investor’s Invested Capital is periodically paid back, any future Investment Return will based on the reduced Invested Capital (defined in our Limited Liability Company Operating Agreement as the “Undistributed Invested Capital”).

Liquidating Distributions	Members will receive from the liquidation proceeds, if any, an amount equal to any part of their unpaid Investment Return and/or their remaining capital account balance (as determined pursuant to our Limited Liability Company Operating Agreement). After receiving their Investment Return and/or their remaining capital account balance, the members, with respect to their Units, will receive no further liquidation payments and any remaining liquidation proceeds will be distributed to CFS as Operating Member.

Use of Proceeds	Assuming all Units are sold, we expect to receive approximately $22,521,350 of net proceeds, or $2,160,725 of net proceeds if only the minimum amount is raised, from this offering after deducting any selling broker-dealer’s commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Units to acquire Receivables.

Risk Factors	An investment in Units involves risks, including the following:

• investors must rely on CFS with respect to our business;

• we will pay CFS substantial fees;

• the Receivables to be purchased by us have not been identified;

• our performance is subject to market and industry risks relating to the Receivables;

• no market exists for the Units; and

• we do not guarantee any distributions or the return of investors’ Invested Capital.

See the discussion under “Risk Factors” beginning on page 4 for a more complete description of these and other risks relating to an investment in our Units.

Term & Dissolution	We intend to begin selling our assets and distributing all available cash to our members beginning after the end of the fourth full year following the closing of the minimum offering with the final distribution expected approximately six years after the closing of the minimum offering. In all events, the company shall terminate and be liquidated no later than eight years from the date of the closing of the minimum offering.

Voting	Members of our company have limited voting rights pursuant to our Limited Liability Operating Agreement. Members may vote only with respect to certain fundamental organizational matters affecting our company or the Units and are not entitled to any voice in our other operations or policies. Thus, owners of the Units will bear the risk of management making good or bad management decisions.

Taxation	We expect that any income or loss of our company will be classified as ordinary “passive” income or loss to the holders of the Units for Federal Income Tax purposes. However, we have not requested, and will not request, a ruling from the Internal Revenue Service to that effect. Since each person’s tax situation is unique to his or her circumstances, every prospective investor is urged to consult with his or her tax advisor concerning the tax consequences of a purchase of the Units.

Liability of Investors	Under the Limited Liability Company Operating Agreement and Delaware law, an investor complying with the Limited Liability Company Operating Agreement will not personally be liable for any debt of our company.

Plan of Distribution	The Units will be offered through select broker-dealers who are members of the National Association of Securities Dealers, Inc. (“NASD”). Until subscriptions for a total of 2,500 Units ($2,500,000) are received and accepted, all offering proceeds will be deposited in an escrow account. Upon receipt and acceptance of subscriptions to a minimum of 2,500 Units, the subscription proceeds will be released to us. The offering will terminate not later than , 2004 from the date of this prospectus.

RISK FACTORS

     An investment in our Units is speculative and involves a high degree of risk. Prospective investors should carefully consider, among other factors, the following risk factors and other special considerations relating to our company in making a decision concerning a possible investment in the Units. Prospective investors should read the entire prospectus and consult with their independent advisors regarding the technical, tax and legal considerations of such an investment. The risk factors listed below are not intended to be an exhaustive list of all the potential risks that may impact our company and an investor.

Risks relating to our business

     Prospective investors should be aware that CFS services similar accounts for several other clients that also invest in Receivables similar to the manner in which we will invest in Receivables. Thus, the setting exists for a conflict of interest as to which customers of CFS, including our company, are given the opportunity to buy “better” or “worse” Receivables.

     CFS services similar Receivable accounts for other clients. Based on their experiences over the past eight years, CFS management believes that there are sufficient Receivables available for purchase in the market that there is no material conflict in selecting Receivables to purchase. Also, each portfolio of Receivables available for purchase has certain characteristics and features such that each is analyzed and valued on its own merits, so that the differences in various available Receivables is reflected in the valuation and purchase price negotiation. Each portfolio of Receivables will have a different value and price to reflect its differences. Prospective investors should also be aware that the same individuals who are the senior executive officers of CFS also serve as our managers and directors.

     We were recently formed, have no prior operating history and our company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise.

     Our likelihood of success must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of a new business and the competitive environment in which we operate. There can be no assurance that we will be able to operate profitably. Our business objectives must be considered speculative. We have been formed for the primary purpose of purchasing, collecting and reselling charged-off Receivables. Consequently, our members must rely primarily upon our collecting or selling the Receivables at a profit to provide funds for the payment of any distribution or the liquidation of any of the Units. There is no assurance that any or all of the Receivables will be collected or resold profitably.

     We are entirely dependent upon our consulting services agreement with CFS and if it is terminated we will have no other source for acquiring Receivables.

     We have a consulting services agreement with CFS under which CFS will locate, analyze, negotiate and coordinate the purchase, collection and sales of Receivables for our account. Because CFS and its affiliates have experience and business connections in the specialized business segment in which we will acquire Receivables, the loss of such services for any reason could have a material adverse effect upon our business operations and our ability to pay distributions or to liquidate any Units.

     Our dependence on CFS under the consulting services agreement makes us indirectly dependent on the following executive officers of CFS: Walt Collins, Chairman and Chief Executive Officer; Gary E. Wood, Ph.D., President and Larry Vasbinder, Chief Operating Officer and Chief Financial Officer.

     We directly depend on Messrs. Collins, Wood, and Vasbinder who are also our executive officers. Competition for qualified employees in the consumer debt industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate additional skilled professionals, could materially adversely affect CFS’ performance and thus our business and prospects. There can be no assurance that CFS will be able to retain its existing personnel or attract and retain additional qualified employees. CFS has no key man insurance on the lives of its existing personnel.

     The fees charged by CFS for its services are based on percentages of the dollar value of the purchase, collection and sales transactions and are paid regardless of the profitability of the transactions.

     CFS stands to make significant fees from servicing our Receivables even if we experience losses with respect to the Receivables.

     Due to lack of public information and illiquidity, the market for consumer receivables is highly volatile and risky.

     Consumer receivables are not traded on national securities exchanges or national automated quotation systems similar to securities markets. Without national trading markets, reliable market information similar to that found with respect to securities markets regulated by the U.S. Securities and Exchange Commission does not exist. Further, consumer receivables are relatively illiquid and may not be able to be sold quickly at a fair price. Markets for illiquid assets are usually more volatile than markets for liquid assets. Although some secondary markets exist for consumer receivables, these markets may be subject to irregular trading activity, wide bid/ask spreads and extended sales periods.

     Markets for consumer receivables could be disrupted by an economic downturn or a substantial increase in interest rates. An economic downturn or recession could increase the supply and lower the price of distressed consumer Receivables. At the same time, collection of consumer receivables could become more difficult and reduce or delay our ability to redeem the Units and meet its dividend obligations. Since none of our assets can be liquidated in an orderly, national trading market, we may not be able to dispose of our assets in a timely fashion and at a fair price as necessary to meet its distribution and liquidation obligations to the Interest owners.

     While we propose to purchase, collect and resell Receivables, we have retained only CFS to purchase, collect and resell Receivables on behalf of our company and therefore lack diversity in service providers.

     Although our company is under no contractual obligation to work exclusively with CFS and may seek other third parties who are in the business of furnishing services for collecting, purchasing, and selling Receivables, the common management of CFS and our company makes it highly unlikely that we would seek alternative arrangements and there is no assurance that another competent advisor could be hired for reasonable fees or, if hired, would be successful. Our company would suffer a financial set back if CFS is not successful in generating a return on our Receivables.

     The ability to purchase the Receivables at lower prices directly impacts our profitability in collecting and reselling debt, but it is uncertain whether we will have enough capital to take advantage of such economies of scale.

     The pricing of Receivables is directly related to the size of the portfolio of Receivables. In order for us to be competitive, we must acquire larger portfolios of Receivables since we can obtain lower purchase prices from the issuers of portfolios of Receivables by acquiring Receivables in a large volume. The ability to purchase the Receivables at lower prices directly impacts our profitability in collecting and reselling debt. It is uncertain whether we will have enough capital to take advantage of such economies of scale. We may incur other liabilities or sell additional Units to acquire capital for future growth. This could have a material adverse effect on our liquidity and capital resources or dilute our company’s members.

     If our company and CFS are unable to successfully acquire Receivables of the quality and potential profit margin desired, our business will be negatively affected.

     The ability to acquire Receivables from an issuer of Receivables is entirely dependent on debt sellers’ internal policies of selling off Receivables and our ability to successfully bid for Receivables against competitors.

Debt owners may determine that they want to internally collect the Receivables, thus, decreasing the supply of available Receivables. Debt owners or competitors could increase the purchase price for the Receivables, making it impossible for us to invest in Receivables on a profitable basis. The unavailability of desirable Receivables would adversely effect our ability to do business.

     Loss of Investment Company Act exemption would adversely affect us, which could limit our ability to make distributions on or redeem or repurchase your Units.

     We intend to conduct our business so as to be exempt from regulation as an investment company under the Investment Company Act of 1940. The Investment Company Act exempts entities that are primarily engaged in the business or purchasing or otherwise acquiring open accounts receivable. If we fail to qualify for this exemption, then we would be regulated as an investment company, and our business would be materially adversely affected. Investment company regulations would prevent us from conducting our business as described in this prospectus by, among other restrictions, reducing our ability to use borrowings, and changing our investment objectives and strategies to further limit our acquisitions and sales of Receivables. We will limit our operations to the acquisitions and sales of Receivables as a means of qualifying for the exemption from the Investment Company Act. However, if we failed to qualify for the exemption, it would negatively impact our returns and profitability and could make it difficult or impossible to make distributions in, or redeem or repurchase your Units or could force us to liquidate.

     The relationship of a debtor and creditor is extensively regulated and our failure or CFS’s failure to comply with such regulations could have a material adverse effect on our company, including the limitation of our ability to collect amounts owed on Receivables that we acquire.

     The relationship of a debtor and creditor is extensively regulated by federal and state consumer protection and related laws and regulations. Such laws include the Fair Debt Collection Practices Act, Federal Truth-In-Lending Act, Fair Credit Billing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, and Gramm, Leach, Bliley Electronic Funds Transfer Act, (and various federal regulations which relate to these acts), as well as applicable, comparable statutes in the states in which customers reside or in which the issuer of the credit card is located. Certain of these laws apply to us and CFS, and failure to comply could have a material adverse effect on us. Certain laws may limit our ability to collect amounts owing with respect to Receivables, regardless of any act or omission on the part of us or our agents. No assurance can be given that any indemnities received from the sellers of the Receivables will be adequate to protect us from losses on the Receivables or liabilities to customers.

     The distressed debt business can be quite litigious, with debtors seeking to take advantage of the various debtor protection federal and state laws, which subjects CFS to ongoing lawsuits and may hinder its operations and detrimentally affect returns on the collection of our Receivables.

     There are a wide range of laws designed to protect debtors from unscrupulous practices by debt collectors. These laws include the Fair Debt Collection Practices Act, the Fair Credit Reporting Act, and others. Some of these laws allow for private legal action against collection companies. Though CFS utilizes an active and on-going training program designed to minimize the likelihood of such lawsuits, with a special emphasis on discouraging class-action lawsuits, it is almost certain that some suits will be filed, and that some will be successful. Such litigation, or threat of litigation, decreases to some extent the likelihood of collecting certain debt, which potentially decreases returns on the collection of our Receivables.

U.S. Federal Income Tax Risks

     If we are classified as a “publicly traded partnership” we would be taxable as a corporation rather than as a partnership.

     We intend to be treated as a partnership for U.S. federal income tax purposes, but there are certain risks related to such characterization as described below and under “Certain United States Federal Income Tax Considerations.” As a partnership, we will not be taxed on income we generate but rather you will be taxed on your allocable share of our income whether or not we distribute cash or other property to you. Distributions by us will generally not be taxable to you except to the extent that the amount of cash that you receive exceeds your tax basis in your Units. If we were taxable as a corporation, we would be subject to tax at the current maximum corporate tax rate of 35% on our taxable income and you would generally be subject to tax when we distribute cash or other property to you, which would be taxable as a dividend to the extent of our earnings and profits at the current rate of 15% for individuals. Any such corporate income tax to us would reduce cash available to make distributions to you and ultimately reduce the net amount of cash that you may ultimately receive after payment of taxes.

     We will be treated as a “publicly traded partnership” if our units are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. As the Units will not be listed on an exchange and will be restricted with respect to transfers, we do not believe that we will be treated as a publicly traded partnership taxable as a corporation.

     Distributions in future years may be less than the profit allocated to you with respect to your Units for such years, resulting in a tax liability in excess of cash received.

     Based on the nature of our business, we will likely not be required to report as taxable income any cash derived from a pool of Receivables until we have recovered our full investment in such pool of Receivables. As a result, distributions of cash to you in the first few years of the Company may not be taxable income to you but instead will be a return of capital. As we recover our investment in a pool of Receivables we will allocate profit to you in such amounts as to take into account previous years’ distributions that were not taxable. As a result, you may be allocated an amount of profit in a future year that results in a tax liability in excess of the distribution of cash you receive in such year. However, we have included a provision in our Limited Liability Company Operating Agreement stating that our board of directors will make their best efforts to make distributions for each fiscal year in such amounts so as to cover any state, local or federal income tax liability resulting as a consequence of allocations of profits pursuant to our Limited Liability Company Operating Agreement.

Risks relating to this Offering

     We may not be able to pay a 10.25% per annum distribution rate and, depending upon our performance, you could receive distributions that are significantly less than that amount or no distributions at all on our Units.

     Our only significant sources of cash flow for distributions will be sales and revenues from Receivable collections and sales. We will strive to make distributions equal to 10.25% per annum, but the amount and frequency of any distributions are uncertain as cash available for distribution may be insufficient to provide distributions at that rate. Amounts available for distribution will depend on the performance of our aggregate portfolio, which is subject to many risks.

     Our board of directors will evaluate the timing and amount of distributions, based on factors including the cash available for distribution, economic conditions, applicable laws and other facts and circumstances that they think are important to a distribution decision. Our goal is to operate so as to support a 10.25% per annum distribution rate on Units from net available cash, but we may not achieve that goal, and, depending upon our performance, you could receive distributions that are significantly less than that amount or no distributions at all on the Units.

     Our Units are not a suitable investment for you unless you can afford a possible loss of your investment.

     The characteristics of the Units, including maturity, distribution rate and lack of liquidity, may not satisfy your investment objectives or otherwise be a suitable investment for you unless you can afford a possible loss of your investment in our Units. Prior to purchasing any Units, you should consider your investment allocation with respect to the amount of your contemplated investment in the Units in relation to your other investment holdings and the diversity of those holdings. We advise you to consult your investment, tax and other professional financial advisors before purchasing any Units.

     There is no public market for our Units and there are significant transfer restrictions on the Units which means that you may be forced to hold your Units until our liquidation.

     No public market for the Units exists or will be developed by us. In addition, we will continue to apply significant restrictions on the transfer of the Units as contained in our Limited Liability Company Operating Agreement. Furthermore, we may refuse to give approval for a transfer if it would adversely effect our income tax status. Our Limited Liability Company Operating Agreement provides that if you attempt to sell or transfer your Units in violation of the Limited Liability Company Operating Agreement, the transfer is void.

     The lack of a public market coupled with the transfer restrictions will limit your ability to sell your Units. Consequently, you may be forced to hold your Units until our liquidation.

     We are not required to redeem or repurchase your Units, which could mean that you would be forced to hold your Units until our liquidation.

     We are not required to liquidate until the earlier of:

     (1)  the majority vote of our board of directors;

     (2)  the sale of all or substantially all of our assets without reinvestment pursuant to our Consulting Services Agreement;

     (3)  the entry of a judicial decree of dissolution of our company pursuant to the Delaware Limited Liability Company Act; or

     (4)  the arrival of the date that is ten years from the date of the execution of our Limited Liability Company Agreement.

     In addition, you do not have a right to have us redeem or repurchase your Units. Therefore, you are required to hold your Units until our liquidation which will occur on an undermined date in the future.

     We may issue additional Units in the future, and this would dilute your ownership interest in us, which could decrease the amount of any distributions that we may make during operations or in liquidation.

     Under our Limited Liability Company Operating Agreement, we may issue up to 30,000 Units. Consequently, assuming we sell the maximum of 25,000 Units offered by this prospectus, we could sell up to an additional 4,999 Units in the future without seeking your approval. The sale of additional Units, or rights to purchase additional Units, could reduce the amount of any distributions that we may make to you during operations or in liquidation.

     Our Units are not secured so there is no guarantee of repayment on your investment.

     There is no security, insurance or guarantee of our obligation to make distributions on your Units upon liquidation, and liquidation proceeds will first be distributed to holders of outstanding indebtedness and then, if funds remain, to holders of Units.

     Your Units will not be secured by any of our assets, which means that if we were forced to liquidate, all liquidation proceeds would go first to repay our outstanding debt, and then if there are remaining liquidation proceeds, to the holders of our Units. The Units are not guaranteed or insured by any depository institution, the Federal Deposit Insurance Corporation, or any other governmental or private fund or entity.

     You will have little control over our operations, extremely limited voting rights and you must rely on our management, even if you disagree with its actions.

     Under the terms of our Limited Liability Company Operating Agreement, each investor has limited voting rights with respect to the operations of our company. Consequently, you will have no control over our management and must rely almost exclusively on our managers and board of directors to manage our business even if you disagree with their actions. Subject to the oversight of our board of directors, our management has complete authority to make decisions regarding our day-to-day operations. Because the members of our board of directors also serve as our managers, these individuals control our management, and may take actions with which you disagree.

     We may not be able to raise sufficient capital in this “best efforts” offering to significantly increase the diversity of the investments in our existing portfolio, and the lack of additional diversification could increase the risk that we will not accomplish all of our investment objectives, which could make it difficult if not impossible to make distributions on your Units.

     This is a best efforts offering, which means that we might raise much less than $25 million of capital and not be able to purchase a wide range of Receivables. If we do not raise significant funds from this offering, we will be able to purchase a smaller amount of Receivables than if we sell a greater number of Units, and the proportion of offering proceeds spent on offering costs will be higher.

     We have arbitrarily determined the offering price of our Units.

     In the determination of the offering price of the Units, there is no relationship to the present assets or any other recognized criteria of present value. Consequently, the offering price should not be considered to be an indication of the actual value of our company. Both the offering price and the number of Units offered are arbitrary.

     If we are not able to generate sufficient revenue and net income from operations, we could be unable to make distribution payments with respect to the Units.

     The ability of our company to pay distributions on the Units or to achieve the targeted internal rates of return will be dependent upon our ability to trade and collect the Receivables in a timely and profitable manner. We are not required to maintain cash reserves to support distribution payments for the Units. It is planned that the increase in value of our Receivables account will provide funds for distributions, but there is no assurance that our Receivables trading account will realize sufficient profits to increase in value by the necessary amount to pay for planned distributions.

     We are not providing you with separate legal, tax or accounting representation and, because our Units may not be a suitable investment, you should seek your own counsel.

     We have not engaged counsel to represent your interests in this offering. Accordingly, you should seek your own counsel before deciding to invest in the Units.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains statements relating to potential future results of our company that are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended (“Act”), and the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this prospectus regarding our financial position, future revenues and income, potential evaluations, business strategy and plans and objectives for future operations are “forward-looking statements.” Forward-looking statements are commonly identified by the use of such terms and phrases as “intends,” “estimates,” “expects,” “projects,” “anticipates,” “foreseeable future,” “seeks,” “believes” and “scheduled” and, in many cases, are followed by a cross-reference to “Risk Factors.” Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements.

     Although we believe that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such assumptions will prove to be correct. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, and regulatory conditions. Many important factors that could cause actual results to differ materially from our estimates are mentioned in this prospectus. All forward-looking statements in this prospectus are expressly qualified by the cautionary statements and by reference to the underlying assumptions that may prove to be incorrect. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

     If we sell only the minimum number of Units we are offering, we would expect to receive approximately $2,160,725 of net proceeds, and if we sell all of the Units we are offering, we would expect to receive approximately $22,521,350 of net proceeds, in each case assuming we paid 9.375% broker-dealer commissions and after deducting expenses associated with this offering, which are estimated at $104,900 if we sell the minimum number of Units and $134,900 if we sell all Units. We intend to use the net proceeds from the sale of the Units primarily to acquire Receivables. If we sell only the minimum number of Units, we intend to use approximately 95% of the net proceeds to acquire Receivables from CFS. If we sell the maximum number of Units, we intend to use approximately 99% of the net proceeds to acquire Receivables from CFS. Any remaining net proceeds will be applied to working capital reserves, which will cover expenses related to operations, including but not limited to costs associated with audit and reporting to investors and securities regulators.

     Any decisions regarding proposed changes to the allocation of the estimated net proceeds, as well as all decisions about investments in specific Receivables, will be made by a majority vote of our board of directors.

     Net proceeds will be invested in United States government securities, short-term certificates of deposit, money market funds or other investment grade, short-term interest-bearing instruments pending investment as set forth above.

     The following table sets forth the estimated use of proceeds from this offering assuming the minimum and maximum offering:

	Assuming
	Minimum		Assuming Maximum
	Offering of		Offering of
Use	$2,500,000	Percentage	$25,000,000	Percentage

Sales Commissions, Allowances and Due Diligence Expenses	$234,375	9.375%	$2,343,750	9.375%
Other Offering Expenses	104,900	4.2%	134,900	0.1%
Initial Acquisition of Receivables	2,050,000	94.99%	22,200,000	98.6%
Working Capital	110,725	5.1%	321,350	1.4%

Gross Offering Proceeds	$2,500,000	100.0%	$25,000,000	100.0%

CAPITALIZATION

     The following table sets forth the audited combined summary capitalization of our company as of January 31, 2004, and as adjusted to reflect the minimum and maximum offering and the application of the proceeds. This table should be read in conjunction with our balance sheet included with this prospectus.

	As of January 31, 2004

			Pro Forma
		Minimum	Maximum
	Actual	Proceeds	Proceeds

Cash and Cash Equivalents	$1,000	$2,161,725	$22,522,350
Debt	$-0-	$-0-	$-0-
Members Equity:
Membership Units	$1,000	$2,161,725	$22,522,350
Total Debt and Members’ Equity	$1,000	$2,161,725	$22,522,350

DILUTION

     Dilution is the amount by which the offering price paid by purchasers of Units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $1,000 per Unit, on a pro forma basis as of January 31, 2004: (1) after giving effect to the minimum offering, our net tangible book value was $2,161,725, or $864 per Unit and (2) after giving effect to the maximum offering, our net tangible book value was $22,522,350, or $901 per Unit.

	Minimum Offering	Maximum Offering

Assumed initial public offering price per Unit	$1,000	$1,000

Pro forma net tangible book value per Unit before the offering	$1,000	$1,000

Increase in net tangible book value per Unit attributable to purchasers in the offering	$-0-	$-0-

Less: Pro forma net tangible book value per Unit after the offering(1)	$864	$901

Immediate dilution in net tangible book value per Unit to purchasers in the offering	$136	$99

(1)	Determined by dividing the total number of Units (Units issued to investors and CFS) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering.

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data as of January 31, 2004 has been derived from our financial statements included elsewhere in this prospectus.

Assets
Cash and Cash equivalents	$1,000
Current Assets	1,000

Total Assets	$1,000
Liabilities and Member’s Equity
Accounts payable and accrued liabilities	$—
Total Liabilities	—
Member’s contributed capital	1,000
Retained deficit	—
Total member’s equity	1,000

Total Liabilities and Member’s Equity	$1,000

BUSINESS

     The following discussion should be read in conjunction with the financial statements and accompanying notes, which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

     Our company is a Delaware limited liability company formed on January 8, 2004, and we intend to initiate our business with the proceeds of this offering. Our primary business will be to purchase, collect, resell and otherwise deal in previously charged-off consumer debt Receivables under credit card charges or consumer loans which were mostly originated through commercial banks. A large portion of the Receivables is expected to be charged-off credit card Receivables. The purchase price for such Receivables typically reflects a deep discount from their face value. Often the price will be in the range of 1% to 8% of face value depending on various factors analyzed by our Servicer described herein. The capital to finance our business will come from the net proceeds of the Units and sales and revenue from Receivables collections and resales.

     We plan to deposit most of the net proceeds of this offering in a special account (“Receivables Account”) set up by our company under a consulting services agreement with CFS. Subject to various approvals by us, CFS will have the authority to purchase, collect and resell Receivables on behalf of our company in consideration for certain fees described later in this prospectus. CFS is an established Receivables servicing firm based in Austin, Texas, and has conducted this business since 1996.

Market for Consumer Receivables

     The term “consumer receivables” generally refers to debt obligations of individuals resulting from the purchase on credit of goods and services for personal consumption. This includes credit card transactions and bank, retail and other loans to purchase appliances, furniture, automobiles, boats and other consumer goods and services. Over the past few years, American consumers have incurred substantial consumer debt with increasing frequency and magnitude.

     The collection of debt has existed as long as credit has been extended. The organized selling of non-performing consumer debt in packages or portfolios, however, is a more recent development. It was not until the FSLIC, FDIC and RTC began selling the assets of failed banks and thrifts that the secondary markets for distressed debt began to develop significantly. As these secondary markets grew and the sale of government assets dissipated, the distressed debt buyers began seeking out other markets, such as the credit card industry, for a new source of debt. As reported by the Nilson Report (Number 792, July 2003), in 1995, distressed debt buyers purchased about $4.38 billion (face amount) of credit card debt. The same publication reports that the amount had grown to $27.61 billion by the year 2000, and exceeded $46 billion in 2002. The same issue of the Nilson Report projects sales of credit card debt to approach $125 billion in the year 2010. Some of this debt is sold as single transaction sales, and some is sold in “forward flow” arrangements in which the seller and buyer agree to transact a specific quantity of debt periodically at a fixed price.

     According to the Federal Reserve Statistical Release (G.19 Release – Consumer Credit, January 8, 2004), the total amount of consumer credit outstanding in the United States at the end of November 2003, was about $1.994 trillion. This figure takes into account both revolving and non-revolving credit extended to individuals, primarily for purchasing goods and services for their personal use. Of this amount, about $738 billion is revolving debt, primarily credit card debt.

     The Nilson Report cited above also reports that during the year 2002, about 6.7% of outstanding credit card balances were charged-off by the credit originator as uncollectible, and that the percentage of charged-off accounts being sold had risen from about 7% in 1995 to about 17% in 2000, with the rate projected to increase to 33% by the year 2010. In general, the issuers attempt to collect this delinquent debt prior to charging it off. In addition to attempting to collect the debt with the issuers’ internal collection departments, many accounts are placed with either collection companies or collection attorneys. Even after charging the debt off, the issuer may place the accounts with collection companies or attorneys for additional collection efforts. This debt may be placed with none, one, two, three or more outside collectors prior to being sold.

     The purchase price of unsecured, non-performing debt largely depends on the length of time the debt has been past due, how many agencies have previously tried to collect it, and other factors. The experience of CFS is that pricing ranges from a low of less than $.01 per dollar of face value to a high of $.08+. Some debt issuers are willing to sell on a “forward flow” basis, meaning that they agree to sell a specified volume of debt with an agreed upon frequency for a pre-determined price. Forward flow prices are typically a bit less than the prices for single purchases because of the guaranteed nature of the transaction.

     The sale of distressed debt nets issuers a relatively low rate of return on their portfolios, with selling prices falling within the range noted above. Still, such sales provide immediate liquidity in lieu of the two-three year delay the continued collection efforts by the issuer would entail. Furthermore, the issuer enjoys a reduction in administrative expense when the accounts are sold. At present, virtually all of the leading credit card issuers in the United States are selling debt directly to distressed debt buyers, and most of the largest issuers have begun awarding forward-flow contracts.

     There are several reasons that the distressed debt industry has grown as rapidly as it has. Primary is the fact that consumers in the United States continue to borrow money in ever-increasing amounts. Since the proportion of total debt going into default has remained relatively constant or has grown slightly, the dollar volume of charge-offs has risen.

     The Nilson Report (Number 751, November 2001) indicated that, at the end of the year 2000, there were about 158 million cardholders in the United States, holding about 1.44 billion cards, or more than nine cards per cardholder, on average. That same publication notes that the outstanding balance per cardholder at that time was about $4,300, or about $470 per card. It is clear that consumers are active users of credit card debt. The same issue of the Nilson Report also reported a purchase volume of $1.247 trillion on credit cards in 2000, and projects this to rise by $2.613 trillion by the year 2010.

     Management believes this ever growing volume of consumer debt is the feedstock for the distressed debt industry. The July 2003 Nilson Report projects credit card charge-offs of approximately $93 billion annually in the year 2010. It is important to keep in mind that these statistics refer only to credit card debt. The Federal

Reserve Statistical Release cited above indicated that in November, 2003, the non-revolving consumer debt totaled more than $1.2 trillion, and a substantial portion of that non-revolving debt is charged-off and sold annually as well.

     Management also believes that there are also demographic trends that favor the growth of credit card use. For example, Baby Boomers are accustomed to charging as many transactions as possible to earn frequent flyer miles, cash rebates, and other promotions.

     Our company believes that there are many types of distressed financial portfolios that are available for purchase. These assets have normally been charged-off as losses due to the debtor’s delinquent payment histories and are usually held by lenders as off balance sheet assets. Typically, loans or accounts sold by the originating lenders are sold in bulk portfolios that vary in size from tens of thousands to hundreds of millions of dollars in outstanding principal balances. These portfolio sales will usually consist of a large quantity of charged-off credit card contracts, automobile deficiencies, secured and unsecured consumer installment loans, commercial loans, student loans, as well as other forms of indebtedness. Although only a small percentage of the total outstanding principal balances of most portfolios purchased can be collected, some can be purchased at discounts sufficient enough that, coupled with aggressive servicing efforts, a profit can be realized. In addition, our company, itself, may attempt to sell certain acquired portfolios, or portions thereof, to various third parties. Profits from such sales will, in turn, be used to acquire additional assets for our portfolio.

     In addition to purchasing assets from federal and state banking and savings and loan institutions, CFS will consider other sources for purchasing distressed or discounted assets. These sources may include finance companies, hospitals, collection agencies, insurance companies, credit unions, communications companies, the FDIC and other businesses with accounts receivable. Consumer loans are typically packaged together and usually consist of automobile loans, unsecured loans, and home equity backed lines of credit as well as credit cards. The primary composition of the bid packages is non-performing loans with several months’ delinquencies.

     Our approach through CFS will be to purchase portfolios of charged-off loans from financial institutions at a deep discount and, using proprietary evaluation techniques, determine which of the loans to collect and which to resell. Of the loans retained for collection, CFS will attempt to settle the accounts, generally at discounts from the full amount owed. In some cases, payment plans might be arranged so that the debtors can make payments over time.

Acquisition of Receivables

     Typically, a bank credit card issuer will attempt to collect on a delinquent account in-house for a period of approximately 180 days. It will “charge off” the debt on its books and either place the debt with a collector or sell the Receivable to a purchaser such as our company at a price that reflects a deep discount on the Receivables face value. Banks typically do this to gain liquidity and reduce collection expenses. A large amount of these charged-off Receivables regularly become available for purchase in the market at reasonable prices. Such Receivables typically are sold as part of large portfolios that require a significant degree of analysis and valuation prior to negotiating the purchase price with the seller.

     The analysis, valuation, negotiation and purchase of portfolios will be undertaken by CFS and its affiliates. CFS is an independent, professional, charged-off Receivables service provider with substantial experience in this market. As the service provider to our company, CFS will locate and assess the fair value and price for Receivables being considered for potential purchase using comprehensive statistical information furnished by each seller of Receivables. CFS will typically consider the following factors in assessing Receivables being reviewed for potential purchase using proprietary computer software to assist in its assessment of Receivables:

(1)	The particular nature and characteristics of the seller and its consumer debt policies and programs.

(2)	The type and age of the Receivables.

(3)	The quality of the records underlying the Receivables.

(4)	The collateral securing payment of the Receivables, if any.

(5)	Economic conditions prevailing in the regions in which debtors are located.

(6)	Skip tracing and other tracing resources that may be available.

(7)	Applicable collection regulations and available creditor’s remedies.

(8)	Access to courts for legal action.

     After CFS reviews the facts and negotiates an acceptable purchase price, then a purchase contract will be signed to close the purchase with the purchase price paid in cash. The purchase contract will typically include appropriate representations and warranties of the seller as to certain characteristics of the Receivables sold. It will also contain appropriate buy-back provisions under which a particular Receivable may be required to be repurchased by the seller for a full refund of its original purchase price if it does not measure up to the standards under the seller’s representations and warranties. An acquisition fee of up to 5% of the purchase price of Receivables purchased will be paid to CFS for its services in the acquisition of Receivables.

     CFS usually purchases on behalf of its clients very large, nationwide portfolios of debt directly from the issuers. These portfolios, which have a face value of several million dollars or more, cost hundreds of thousands of dollars. Collectors and/or collection law firms are typically not interested in such large portfolios because the aggregate cost is too high and most of these firms only collect in a limited number of states. On behalf of its clients, CFS purchases the nationwide portfolios, removes those accounts where the debtor is deceased, has filed bankruptcy or where such account is otherwise uncollectible, returns those accounts to the issuer for credit, and contracts for collection and/or resale of the remainder.

Collection of Receivables

     We believe that companies that have failed in the collection industry uniformly pay too much for the debt purchased, setting their hurdle rate for profitability at unreachable levels. CFS’ experience has shown that the prospects for profitability are greater when the cost of the debt is less. However, cheaper debt is generally worked by more agencies prior to sale, located in difficult collection states, or both. Such debt requires more strenuous collection efforts, including skip tracing, which is the process of physically locating the debtor and then convincing the debtor to pay.

     CFS, through its affiliates, will coordinate collection efforts for our Receivables on a contingent fee basis. To align its interest with its customers and to support its staff of collectors and managers, as well as the equipment, technology and software to enable the collectors to do their jobs, CFS charges a contingency collection fee of up to 50% of funds actually collected.

     CFS uses several techniques in its effort to maximize value from portfolios of charged-off debts, including traditional collection techniques and highly advanced electronic skip tracing and utilization of credit bureau files to locate debtors. Once located, and depending upon circumstances, the debtor is offered the opportunity to settle the debt for a fraction of the total owed. This gives the debtor the opportunity to convert a charged-off balance from his or her Credit Bureau Report, to a “Settled” balance, and to do it at a discount. With respect to accounts actually settled at this stage of the collection process, CFS indicates that it averages a recovery of slightly more than 50% of the amount owed. There is no assurance that CFS’ results on behalf of our company will be similar to, or better or worse than, the results previously experienced.

     CFS also evaluates accounts placed for collection to determine whether they might be “suit-worthy.” If, for example, the debtor lives in a state that permits garnishment of wages, or if the debtor owns real estate, it might make sense to file a lawsuit to maximize recovery.

     CFS also maintains a legal outsourcing department, headed by an experienced collection attorney. This department has established a nationwide network of collection law firms with which appropriate debt is placed. These law firms are required to make a traditional collection effort, and if that fails, to file suit. The resulting settlements and judgments provide a valuable source of revenue.

     After all of its sales and collections efforts have been exhausted, some accounts will remain. CFS has contacts among “retreaders” who will buy such accounts, typically for less than $.005 per dollar of face value.

Sale of Receivables

     CFS has a seven-year track record in reselling charged off Receivables. During that time, CFS has built a customer base of more than 400 customers (including debt collection law firms) who purchase debt from CFS.

     CFS’s internal sales staff constantly contacts prospective buyers. Experience indicates that, on average, CFS has turned its sales portfolio 4-5 times annually at an average markup of 35%. There is no assurance that CFS’ results on behalf of our company will be similar to, or better or worse than, the results previously experienced. As CFS purchases larger portfolios, either or both of these figures may be degraded. Not all of the Receivables purchased by CFS are suitable for resale, and many of those Receivables are placed with TXCollect for collection as noted above. CFS charges a sales fee of up to 20% of gross proceeds from the sale of Receivables.

Consulting Services Agreement

     Effective as of the date of this prospectus, we have engaged CFS under a consulting services agreement for assistance in buying, collecting and reselling receivables for the account of our company as described in this prospectus. For our Receivables business, we will maintain an account with a financial institution mutually agreeable to us and CFS, and CFS will be entitled to make withdrawals and deposits to accomplish the above objectives. We must approve in advance any Receivables portfolio purchases with an acquisition price greater than $150,000 or Receivables portfolio sales for a price greater than $250,000.

     In consideration for the services of CFS, we will pay the following fees to CFS:

(1)	An “Acquisition Fee” in an amount deemed by CFS to be appropriate, but in no event to exceed 5% of the purchase price of Receivables acquired for our Account paid simultaneously with the acquisition of such Receivables.

(2)	A “Sales Fee” in an amount up to 20% of the gross proceeds received for our Account (whether paid in cash or property other than cash) from or with respect to the sale, on a retail or wholesale basis, of Receivables from our Account, payable immediately upon receipt of such proceeds on behalf of our Account.

(3)	A “Collections Fee” in an amount up to 50% of the gross proceeds received for our Account (whether paid in cash or property other than cash) resulting from efforts to collect the Receivables owned by our Account other than as a result of third party collection efforts (as defined below). The Collections Fee shall be payable immediately upon receipt of such gross proceeds.

     CFS shall be entitled to withdraw from, or withhold from depositing into, the Account each of the foregoing fees at any time after such fee becomes payable. Any fees based on gross proceeds deposited into the Account will be calculated as if the fees were deposited and then withdrawn from the Account.

     CFS is obligated to keep reasonable and appropriate records of all of the transactions by CFS for our account. We are entitled to review such records at its expense at CFS’ offices during regular work hours. CFS will furnish monthly reports to us on the transactions that it effects for us.

     Under the services agreement, we have agreed to certain limitations on withdrawing funds from our Receivables trading account. During any six-month period of the term of the account, we may withdraw up to 10% of the aggregate amount of money that has been deposited by us in the account after written notice to CFS. After such notice, CFS will have 60 days to liquidate assets in the account as appropriate to fund any desired withdrawals.

     The term of the services agreement continues until our eventual dissolution; however, our company, without cause, for any reason, commencing three years after the effective date of the services agreement, may terminate it at any time, by giving 90 day written notice of termination to CFS. The effective date of any termination is the earlier to occur of the expiration of nine months after delivery of a termination notice, or the completion of the liquidation of the account and distribution of the proceeds to us. Upon delivery of a notice of termination, CFS is obligated to distribute the Receivables to us or to liquidate the Receivables within a nine-month period after the notice of termination to avoid undue loss to the extent commercially reasonable.

Competition

     The charged-off Receivables business is highly competitive and we expect that competition from new and existing competitors will intensify. We compete with a wide range of third-party collection businesses and other financial services companies, some of which may have substantially greater personnel and financial resources than our company. We may experience competition in acquiring Receivables, including competition from purchasers with substantially greater resources than us and purchasers with existing and ongoing relationships with bank issuers of credit cards and other providers of credit whose charged-off debt is already spoken for in accordance with those relationships.

     We currently face significant competition from other entities with greater financial resources and longer business histories than our company. A partial list of our competition includes: Accounts Portfolios, Capital One, Inc., Oliphant Financial and CollectAmerica. With respect to the collection of Receivables, we compete with thousands of collection agencies across the United States. The largest of these collection agencies such as OSI, GC Services, NCO Financial Systems, and JDR Recovery have access to significantly more capital than our company.

Government Regulation

     The relationship of a debtor and creditor is extensively regulated by federal and state consumer protection and related laws and regulations. Such laws include the Fair Debt Collection Practices Act, Federal Truth-In-Lending Act, Fair Credit Billing Act, Equal Credit Opportunity Act, Fair Credit Reporting Act, and Gramm, Leah, Bliley Electronic Funds Transfer Act, (and various federal regulations which relate to these acts), as well as applicable, comparable statutes in the states in which customers reside or in which the issuer of the credit card is located. Certain of these laws apply to us and CFS, and failure to comply could have a material adverse effect on us. Certain laws may limit our ability to collect amounts owing with respect to Receivables, regardless of any act or omission on the part of us or our agents. No assurance can be given that any indemnities received from the sellers of the Receivables will be adequate to protect us from losses on the Receivables or liabilities to customers.

     While the purchase and sale of Receivables is not currently regulated by any governmental agency, the debt collection industry is regulated under various United States federal and state laws and regulations. New laws may require that our company and any third party be licensed as a debt collection company. If we were unable to comply with any applicable laws and regulations, it could result in the suspension or termination of us and/or any third party agent’s ability to conduct debt collection activities. This would have a material adverse effect on the operations of our company. In addition, new federal, state or local laws or regulations, or the way in which these laws or regulations are interpreted, could limit our activities in the future or significantly increase the cost of regulatory compliance. Further, Federal and state laws may limit our or CFS’ ability to recover and enforce Receivables regardless of any act or omission on our or CFS’ part. Some laws and regulations applicable to credit card issuers may preclude CFS from collecting Receivables where the card issuer failed to comply with applicable law in generating or servicing the Receivables. While Receivables acquisition contracts typically contain provisions indemnifying for losses due to the originating institution’s failure to comply with applicable laws and other events, there is no assurance that any such indemnities will be adequate to protect us from losses on the Receivables or liabilities to customers.

     Additional consumer protection laws may be enacted that could impose requirements on the enforcement of, and collection on Receivables. Any new laws or rulings that may be adopted, and existing consumer protection laws, may adversely effect the ability to collect on the Receivables.

Properties

     Our business office is located at 2101 W. Ben White Blvd., Suite 103, Austin, Texas. Our lease of these premises is pursuant to an oral agreement with CFS and is on a month to month basis. We currently occupy this space at no cost.

Employees

     Except for our managers, we will not have any employees. Administrative, clerical and accounting functions will be contracted out on an as-needed basis.

Legal Proceedings

     We are not a party to any legal proceedings, and we are unaware of any contemplated actions against us. From time to time, CFS is involved in various legal proceedings which are incidental to the ordinary course of its business. CFS regularly initiates lawsuits against consumers and is occasionally countersued by them in such actions. Also, consumers occasionally initiate litigation against CFS, in which they allege that CFS has violated a state or federal law in the process of collecting on their account. CFS does not believe that these routine matters represent a substantial volume of its accounts or that, individually or in the aggregate, they are material to its business or financial condition.

PLAN OF OPERATIONS

     Assuming the receipt of either the minimum or maximum offering, management believes that we can satisfy our cash requirements for in excess of 12 months from the date of this prospectus. We do not anticipate undertaking any research and development. Furthermore, we do not expect to purchase any significant materials nor equipment, as our company will rely on the services agreement with CFS. Management does not believe that there will be any significant change in the number of employees.

MANAGEMENT

     Following are the names and ages of the board of directors and managers of our company:

Name	Age	Position

Walt Collins	59	Chief Manager, Chief Executive Officer and Member Board
		of Directors
Larry Vasbinder	37	Principal Financial Officer and Member Board of Directors
Gary E. Wood, Ph.D.	60	Secretary and Member Board of Directors

Walt Collins. Since 1996, Mr. Collins has been the Chairman of the Board and Chief Executive Officer of CFS. In the early 1980’s Mr. Collins worked as a consultant to numerous financial institutions and he assisted in the securitization, sale and restructuring of their mortgage portfolios. In 1985, he joined Capitol Securities Group in Austin, Texas, as the partner in charge of Mortgage-Backed Securities Trading and Research. In 1989, Mr. Collins was instrumental in the formation of Capitol’s Structured Finance Division. Additionally, he represented Capitol Securities in numerous seminars, and tutored new bank examiners on investment topics at the request of the State Banking Department. Mr. Collins left Capitol in the fall of 1993 to develop an asset management firm and act as investment banker and institutional marketing director for a leading member of the collection and recovery industry where his primary responsibilities were in structured finance and the raising of venture capital. In 1996, Mr. Collins developed CFS to bring the opportunities of the distressed debt industry, previously limited to major capital outlays, to those who prefer to purchase in lesser increments. Mr. Collins has served as a director of the Bank of the West in Austin and the Texas Research League. He is now President of the Board of Travis County Texas Municipal Utility District No. 5.

Larry Vasbinder. Mr. Vasbinder has served as Chief Financial Officer of CFS since 1998. He has served as Chief Operating Officer of CFS since 2000. He has also served in senior management for TXCollect, Inc., a Texas corporation with its principal office located in Austin, Texas. He started his career with three years of service in the tax department of the Austin office of KPMG Peat Marwick (1991 to 1993). Subsequently he spent five years as Controller for Bradley Development. Mr. Vasbinder is a seasoned C.P.A. with proven expertise and knowledge in a wide variety of industries and financial arenas. Mr. Vasbinder graduated with honors in 1989 from Baylor University with a B.B.A. degree, and received his M.B.A. from Baylor in 1990.

Gary E. Wood, Ph.D. Dr. Wood served as Executive Vice President of CFS from April 1997 through January 2001. Since January 2001 he has served as president of CFS. He has also served in senior management for TXCollect since 1997. He served with the U.S. Air Force and the Central Intelligence Agency (from 1968 to 1971); served as Staff Economist for Senator John Tower (1980 to 1982); was named Chief Economist of the Republican Policy Committee, U.S. Senate (1981 to 1982); was a Finance Professor and Director of Governmental Affairs at Baylor University (1979 to 1980; and is former two term Director of the Federal Reserve Bank of Dallas. He also served as a member of the Regional Advisory Oversight Board of the R.T.C., and was appointed by President Reagan to the board of the Harry S. Truman Scholarship Foundation. Prior to joining CFS, Dr. Wood served as President of the Texas Research League. He earned his Ph.D. in Banking and Finance from the University of Texas at Austin. Dr. Wood also served as a director of Boundless Corporation, which filed for Chapter 11 protection in the Eastern District of New York under file number 03-81558. Since 2001 he has served in various capacities for the Debt Buyers Association.

Committees

     Our Audit Committee, Compensation Committee and Nominating Committee will consist of the members of our board of directors. None of these individuals qualify as independent members of our board of directors.

Director Compensation

     Members of our board of directors will receive a per diem fee of $1,000 per meeting in person and $250 per telephonic or committee meeting, up to a maximum of $5,000 each per year. Our board of directors may establish other compensation for each director for attending meetings and for providing other services such as serving on a board committee. We also reimburse all of our directors for reasonable out-of-pocket expenses incurred in carrying out their duties as directors as they are incurred.

Manager Compensation

     None of our managers shall be compensated. However, all of our managers serve as officers of CFS. Pursuant to our services agreement with CFS, we shall pay CFS certain fees. Messrs. Collins, Wood and Vasbinder currently receive annual salaries from CFS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Simultaneous with the closing of this offering, we are entering into a services agreement with CFS. All of our managers and directors are affiliates of CFS. Specifically, Walt Collins, our chief manager and board member, serves as the chairman of the board and chief executive officer of CFS. In addition, Mr. Collins is a majority shareholder of CFS. Dr. Wood, our secretary and member of our board of directors, currently serves as president of CFS and is a minority shareholder of CFS. Mr. Vasbinder, our principal financial officer and member of our board of directors, currently serves as chief financial officer of CFS and is also a minority shareholder of CFS. Mr. Collins currently receives an annual base salary of $250,000. Dr. Wood currently receives an annual base salary of $200,000 and Mr. Vasbinder currently receives an annual base salary of $200,000. The executives also receive certain performance bonuses. None of the executives have entered into written employment agreements with CFS.

     CFS serves as our Operating Member, which may entitle it to substantial distributions upon our liquidation. Upon our liquidation, CFS maybe entitled to significant proceeds under the terms of our Limited Liability Company Operating Agreement. Pursuant to the Limited Liability Company Operating Agreement, CFS shall be entitled to all remaining proceeds following our liquidation after: (1) payment of our debts and other liabilities; (2) payment of our incurred and expected expenses of liquidation; (3) the establishment of a reasonable reserve for contingent or unknown liabilities; (4) payment to the investors an amount up to their unpaid Investment Return of each investor in proportion to each of their unpaid Investment Return and (5) payment of any capital account balance of the investors in proportion to their capital account balances.

     CFS has incurred the cost of organizing our company and has incurred the legal fees and other out of pocket costs related to this prospectus and offering. Should this offering be completed, it is anticipated that we would reimburse CFS for the costs incurred. At January 31, 2004, costs incurred by CFS totaled $18,152.

     We currently lease our executive offices on a month to month basis at no cost under an oral agreement with CFS.

PRINCIPAL MEMBERS

     The following table contains information about the beneficial ownership of our Units before and expected after our initial public offering for each member known by us to own beneficially more than 5% of our Units; each of our directors; each of our named executive officers; and all managers and directors as a group.

     Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all Units shown as beneficially owned by them. Unless otherwise disclosed, the address for each beneficial owner is 2101 West Ben White Boulevard, Suite 103, Austin, Texas 78704.

     As reflected below, Messrs. Collins, Wood and Vasbinder maintain their beneficial interest in our company through their affiliations with CFS.

		Percent
		Beneficially
		Owned

	Units
	Beneficially	Minimum	Maximum
Name of beneficial owner	Owned	Offering	Offering

Walter A. Collins	1	*	*
Gary E. Wood	1	*	*
Larry Vasbinder	1	*	*
Collins Financial Services, Inc.	1	*	*
All directors and managers as a group (3 persons)	1	*	*

*	Less than 1%.

DISTRIBUTION POLICY

     We intend to make quarterly distributions from net available cash equal to a non-compounded, cumulative 10.25% per annum return, beginning with the ending of the first complete fiscal quarter following the closing of the minimum offering and continuing until we are liquidated. We define net available cash in the Limited Liability Company Operating Agreement, and it generally means, for each calendar year, the cash available for distribution to the members as determined by the board of directors in their sole discretion.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     No rulings have been sought from the IRS with respect to any of the tax matters discussed herein and there is no intention to seek any such rulings. Accordingly, no assurances can be given that the IRS will not challenge the tax treatment of certain matters discussed herein, or, if it does challenge the tax treatment, that it will not be successful.

     This summary of certain United States federal income tax consequences for United States persons (as defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)) is based upon the Code as presently in effect, rules and treasury regulations promulgated thereunder, current administrative interpretations and court decisions. No assurance can be given that future legislation, treasury regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect). A detailed discussion of the various tax issues affecting our company and each investor is outside the scope of this discussion. Consequently, each investor is advised to discuss with his or her tax advisor the impact of these issues on an individual income tax basis and how these issues may affect his or her investment in our company.

     The following discussion is predicated upon the Units being treated as equity in our company and not as indebtedness for U.S. federal income tax purposes. Such treatment is based on the Units lacking several essential characteristics of indebtedness including a fixed maturity date, a right to receive a fixed sum on a certain date, creditor’s rights if the instrument is not paid pursuant to its terms, and formal indicia of indebtedness. If the Units were found to constitute indebtedness, your tax consequences as a result of holding the Units would likely be different. Consequently, you should consult with your own tax advisor with regard to the consequences of such possible alternative characterization to you.

     1.     Treatment as a Partnership for Tax Purposes. Treatment of our company as a partnership for United States federal income tax purposes and not as an association taxable as a corporation is essential to preclude the imposition of United States federal income tax on the profits of our company. If, for any reason our company were classified as an association taxable as a corporation, our company would be subject to United States federal income tax on any taxable income it may earn at regular corporate tax rates and the investors would be taxed as shareholders in a United States corporation. Any such treatment would severely limit the after-tax return to an investor purchasing a Units(s).

     Regulation Section 301.7701-(3)(b)(1) provides that a “domestic eligible entity” (as defined in Regulation Section 301.7701-3) that has two or more members and does not elect to be classified as a corporation will be classified as a partnership for United States federal income tax purposes. As a limited liability company formed under the laws of the State of Delaware and having two or more members, our company will qualify as a “domestic eligible entity” and no election has been made to treat our company as a corporation and none is contemplated. Consequently, our company should be treated as a partnership for United States federal income tax purposes.

     Notwithstanding the above, under Section 7704 of the Code, a partnership that is a “publicly traded partnership” will be treated as a corporation for United States federal income tax purposes. A publicly traded partnership is any partnership if interests in the partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent.

     Under Regulation Section 1.7704-1(d), interests in a partnership are considered to be traded on an established exchange and readily tradable on a secondary market or the substantial equivalent if the partnership participates in the establishment of the market or the inclusion of its interests on the exchange or the partnership recognizes any transfers made on the market by redeeming the transferor partner (in the case of a redemption or repurchase by the partnership) or admitting the transferee as a partner or otherwise recognizing any rights of the transferee (such as the right to receive distributions or the right to acquire an interest in the capital or profits of the partnership). A secondary market exists if a person is standing ready to make a market in the partnership interest. Under Regulation Section 1.7704-1(c)(1), the substantial equivalent of a secondary market exists if there is not an identifiable market maker, but the holder of an interest is readily able to buy, sell or exchange its interest in a manner that is comparable, economically, to trading on an established securities market.

     As our company’s Limited Liability Company Operating Agreement will only allow the transfer of Units in very limited situations, the Units should not be deemed publicly traded and, therefore, our company should not be treated as a publicly traded partnership taxable as a corporation for federal income tax purposes. However, in the event the IRS determined at any time that the Units were in fact “publicly traded”, our company could become taxable on its net income which could reduce the return to the investors.

     2.     Investor Losses. An investor may deduct its share of otherwise deductible losses of our company only to the extent that three sets of loss deferral rules, which are applied consecutively, are complied with. First, such losses may not exceed the adjusted tax basis of an investor’s Units at the end of the taxable year in which such losses occurred. Second, losses otherwise allowable as deductions following application of the basis limitation may, in certain cases, be limited to the extent such losses are in excess of the investor’s amount “at risk” with respect to the activity or activities of our company. Third, losses otherwise allowable as deductions following application of the basis limitation and the at-risk limitation, in certain cases, will be limited by the “passive activity” loss rules. In general, the foregoing limitations will, if applicable, operate to defer rather than permanently disallow a deduction for losses pending (i) an increase in the investor’s basis or amount at risk, (ii) the realization of income from our company or other passive activities or (iii) the disposition of the investor’s Units.

     3.     Basis of Units. The determination of an investor’s basis in its Units is important for a number of federal income tax purposes. For example, an investor’s share of losses of our company may be deducted only to the extent of the adjusted tax basis in the Units at the end of the taxable year in which such losses occurred (subject to the at-risk and passive loss rules discussed below). In addition, distributions of cash to an investor will generally only be taxable to the extent they exceed the adjusted tax basis of the investor’s Units. An investor’s adjusted tax basis in its Units is also relevant in determining gain or loss on the disposition of its Units upon the liquidation of our company.

An investor’s tax basis in their Units should initially be the cost to the investor and will be increased principally by the investors share of profits and gain of our company and will be decreased (but not below zero) by (i) the investor’s share of losses of our company and (ii) cash distributions to the investor.

     4.     At-Risk Provisions. Pursuant to the at-risk provisions of 465 of the Code, an individual may deduct otherwise allowable net losses from a trade or business activity, and thereby reduce taxable income from other sources, only to the extent the taxpayer is considered (or subsequently becomes) at-risk with respect to that particular activity. The amount an investor is initially considered to be at-risk with respect to the activities of our company is the amount of money contributed to our company. An investor’s amount at-risk will generally be increased by net income and gain allocated to the investor and will be reduced by deductions of net losses permitted under the at-risk limitation and by distributions from our company. Losses not deductible because of the at-risk limitation may be carried forward to succeeding years but will continue to be subject to the at-risk limitation. In addition, if an investor has been permitted under the at-risk limitation to deduct losses and the amount at-risk is subsequently reduced to less than zero, the investor will be required to “recapture” as income an amount equal to the lesser of such previously allowable losses or the amount by which the at-risk amount is negative.

     5.     Passive Loss Limitations. Income, gain, losses and credits allocated from our company to each investor will generally be characterized as passive. As such, an investor’s proportionate share of income and gain allocated from our company may generally only be offset by such investor’s losses, if any, from other passive activities. Furthermore, an investor may generally only use “passive losses” allocated from our company to offset “passive income” from other passive activities, exclusive of portfolio income. Portfolio income includes interest, dividends, royalties and gains from the sale of assets that generate portfolio income, whether such portfolio income is earned directly or through a partnership or other conduit entity. In addition, credits from passive activities generally will be allowed only to the extent of the tax attributable to income from passive activities. The passive activity loss rules are applied after application of the rules relating to the adjusted basis and “at risk” limitations on the deductions discussed above.

     If an investor does not have sufficient passive income with which to offset passive losses in a particular year, the excess passive losses may be treated as deductions against passive income in subsequent years. Moreover, any unused passive losses may be deducted in full when an investor disposes of his or her entire interest in the Partnership, subject to certain limitations in the event of a disposition by gift or as the result of an investor’s death.

     6.     Allocation of Profits and Losses. Assuming our company is treated as a partnership for United States federal income tax purposes, each investor will be required to report on their United States federal income tax return their allocable share of the income, gain, loss, deductions and credits for the portion of the year which they are a member in our company. Such items of income, gain, loss, deductions, and credits will have the same character in the hands of an investor as in the hands of our company.

     For federal income tax reporting purposes, the items of income, gain, loss, deduction or credit of our company will be allocated among the investors in the manner set forth in our company’s Limited Liability Company Operating Agreement. The Code provides that a member’s distributive share of income, gain, loss, deduction or credit generally will be determined by the Limited Liability Company Operating Agreement. Code Section 704(b) provides that if the allocation to a partner (member) under the agreement does not have a “substantial economic effect”, the allocation instead will be “determined in accordance with the partner’s (member’s) interest in the partnership (company) determined by taking into account all facts and circumstances.” We believe that the allocations contained in the Limited Liability Company Operating Agreement will be respected for federal income tax purposes since such allocations have a substantial economic effect.

     7.     Treatment of Non-Liquidating Distributions. A cash distribution from our company to an investor in respect of, and not in liquidation of, its Units generally will not result in the recognition of gain or loss for federal income tax purposes, but rather will reduce an investor’s basis in its Units. If a distribution exceeds an investor’s basis in its Units, such distribution will cause the investor to recognize capital gain in the amount of such excess.

     8.     Liquidation of our Company. Upon dissolution of our company, an investor’s interest may be liquidated by one or more distributions of cash. Upon any such distribution gain or loss will generally be recognized by an investor to the extent, if any, of the difference between the amount of the cash received by the investor and that investor’s adjusted basis in its Units, after giving effect to the allocation of income, gain, deductions, losses and credits of our company to the date of dissolution.

     9.     Investment Income Limitation. Any interest expense incurred by an investor to purchase Units may be limited as to immediate deductibility. Section 163(d) of the Code imposes a substantial limitation on the ability of a non-corporate taxpayer to deduct interest on funds borrowed to purchase or carry property “held for investment.” Deductions for such interest incurred in any year may not be taken by an individual to the extent that such deductions for any year exceed net investment income for such year.

     Investment income is the sum of gross income from property held for investment and net gain attributable to the disposition of property held for investment, but only to the extent such amounts are not derived from the conduct of a trade or business. Investment expenses mean deductions allowed in determining taxable income (other than for interest) which are directly connected with the production of income. However, investment income and investment expenses do not include income or expenses taken into account in computing income or loss from passive activities.

     Investment interest that cannot be deducted for federal income tax purposes for any year because of the foregoing limitations may, subject to further limitations, be carried over and treated as investment income in succeeding taxable years.

     10.     Tax Matters Partner. Under the terms of the Limited Liability Company Operating Agreement, Collins Financial Services, Inc. will be designated as the Tax Matters Partner. As the Tax Matters Partner, it will have the sole authority and responsibility for the preparation of all federal tax returns required to be filed by our company and to resolve any adjustments, proposed deficiencies and assessments resulting from the audit of any Company tax returns filed by our company.

     11.     Registration of Tax Shelters. Code Section 6111 requires “tax shelter organizers” to register “tax shelters” with the IRS not later than the day on which the first offering for sale of interests in such “tax shelter” occurs. A “tax shelter” is defined by Code Section 6111 as any activity where it is possible to infer that for any year during the first five years of existence, the aggregate of all of the deductions that the activity will report on its tax return will be more than twice the capital invested in the activity. Because it is projected that the aggregate of all deductions will be less than this threshold, our company should not be classified as a “tax shelter” and the Tax Matter Partner will not register our company as a “tax shelter” with the IRS. Code Section 6112 requires that the organizers maintain a list of all investors if the activity is a “potentially abusive tax shelter”. Because the activities of our company should not be considered a “tax shelter” as discussed previously, no such list will be maintained.

     12.     State and Local Taxes. In addition to the federal income tax consequences described above, prospective investors in our company should consider the potential state and local tax consequences of an investment in our company. Depending upon the application state and local income tax laws, deductions which are available to the holders of the Units for federal income tax purposes may not be available to holders of the Units for state and local income tax purposes. Furthermore, the treatment of any particular item under state and local tax laws may vary materially from the federal income tax treatment. As noted above, it is the responsibility of each investor to satisfy himself or herself as to, among other things, the income and other tax consequences of the state and locality of his or her residence, of his or her participation in our company, by obtaining advice from his or her tax advisor and to file all appropriate tax returns which may be required.

DESCRIPTION OF UNITS AND
SUMMARY OF LIMITED LIABILITY COMPANY OPERATING AGREEMENT

     The following description of our Units is qualified in its entirety by reference to our certificate of formation and Limited Liability Company Operating Agreement, copies of which are attached as Appendix A to this prospectus and are filed as exhibits to the registration statement of which this prospectus is a part. In the event there is any discrepancy between the information below and the Limited Liability Company Operating Agreement, the terms of the Limited Liability Company Operating Agreement shall govern. Consequently, each potential investor is urged to read in full the Limited Liability Company Operating Agreement.

General

     The Limited Liability Company Operating Agreement for our company authorizes the issuance of 30,000 Units. As of the date of this prospectus, one Unit was outstanding, which is held by CFS. Assuming the maximum offering, we would have the authority to issue an additional 4,999 Units after this offering.

Distribution Rights

     We intend to make quarterly distributions from net available cash equal to a non-compounded, cumulative 10.25% per annum return, beginning with the ending of the first complete fiscal quarter following the closing of the minimum offering and continuing until we are liquidated. We define net available cash in the Limited Liability Company Operating Agreement, and it generally means, for each calendar year, the cash available for distribution to the members as determined by the board of directors in their sole discretion. There is no assurance that we will be able to make distribution payments and the Units have no absolute right to receive such payments. Any distribution payments will be made solely at the discretion of our board of directors.

Voting Rights

     Our company is Manager managed. The Units are nonvoting except with respect to:

     (1)  amendments to our articles of formation or Limited Liability Company Agreement that would adversely affect the rights, preferences or privileges of the Units,

     (2)  recapitalization, merger, sale or consolidation of our company,

     (3)  sale, lease, assignment or transfer all, or substantially all, of our assets (except as permitted pursuant to our servicing agreement); or

     (4)  issuance of any Units senior to the Units held by our members.

     Each holder of Units shall be entitled to cast one vote for each Unit held when the Units are entitled to vote.

Transfer Restrictions

     As provided under our Limited Liability Company Operating Agreement, members generally may not sell, assign, encumber, pledge, grant a security interest in or otherwise dispose of, voluntary or involuntary, in whole or in part, his Units and any attempt to do so will be void. However, members will be permitted to transfer Units:

1.	with respect to each member who is an individual, an irrevocable trust to which a transfer is made for purposes of estate planning purposes or an entity in which the member owns all of the outstanding equity interests, and

2.	with respect to each member that is not an individual, any individual or entity that owns all of the outstanding equity interests of the member.

Liquidation Rights

     Our company shall be dissolved and our assets liquidated upon the earlier of: (1) a majority vote of our board of directors, (2) the sale of all or substantially all of our assets, (3) the entry of a judicial decree of dissolution of our company or (4) upon the arrival of the date that is eight years from the closing of the minimum offering. The assets of our company legally available for distribution on liquidation after: (1) payment of our debts and other liabilities; (2) payment of our incurred and expected expenses of liquidation; and (3) the establishment of a reasonable reserve for contingent or unknown liabilities shall be paid as follows:

1.	First, to the investors with respect to any unpaid Investment Return in proportion to their unpaid Investment Return until the investors have received an amount equal (in conjunction with distributions already received) to their aggregate Investment Return, if any.

2.	Secondly, to the investors with respect to any capital account balance of the investors in proportion to their capital account balances.

3.	Finally, any remaining proceeds will be distributed to CFS as our Operating Member.

     If our legally available assets are insufficient to pay the Investment Return and any capital account balance in full to the members, then such assets shall be distributed among the holders of the Units (except for those held by CFS) at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled. After receiving their Investment Return and their capital account balance, if any, the members shall not receive any further distributions and any remaining assets of ours shall be distributed to CFS as our Operating Member.

     We intend to begin selling our assets and distributing all available cash to our members beginning after the end of the fourth full year following the closing of the minimum offering with the final distribution expected approximately six years after the closing of the minimum offering. In all events, the company shall terminate and be liquidated no later than eight years from the date of the closing of the minimum offering.

Meetings

     Periodic meetings of our investors are not required and we currently do not intend to hold meetings. Our board of managers may, however, call a meeting at any time. As a purchaser of Units pursuant to this offering, you do not have a right to call a meeting, although you will have the right to participate in member meetings at which all holders of our Units are entitled to vote.

Your Liability

     You will not be liable for any of our obligations in excess of the capital you agree to contribute by signing a Subscription Agreement, plus your share of undistributed net income. You will not have the right to a return of your capital contributions except in accordance with the distribution provisions of our Limited Liability Company Operating Agreement.

Rights, Powers and Duties of Our Board of Managers

     Our board of managers will have the exclusive right to manage our business. The rights, powers and duties of our board of managers may be delegated or contracted to an officer or to third parties.

Indemnification

     Our Limited Liability Company Operating Agreement provides, as permitted by Delaware law, that our managers and directors are not liable to us or our members for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty to us or our members, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in which that person derived an improper personal benefit.

     Additionally, our Limited Liability Company Operating Agreement provides that our managers and directors may be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of our company, and further permits the advancing of expenses incurred in defense of claims.

     The inclusion in our Limited Liability Company Operating Agreement of the provisions described in the two preceding paragraphs may have the effect of reducing the likelihood of derivative litigation against management and may discourage or deter members of our company from bringing a lawsuit against our management for breach of their duty of care, even though such an action, if successful, might otherwise have benefited us and our members.

Limitations on Management Liability

     Our Limited Liability Company Operating Agreement provides that our managers and directors shall be indemnified to the fullest extent permitted under Delaware law. Our managers and directors shall not be personally liable to us or our members for monetary damages for breach of fiduciary duty, except for liability for:

•	any breach of the manager’s or director’s duty of loyalty to us or our members;

•	acts or omissions which involve intentional misconduct or a knowing violation of law;

•	distribution or liquidation payments in violation of Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the manager or director derived an improper personal benefit.

     Our Limited Liability Company Agreement also provides for indemnification of our officers and governors to the fullest extent permitted by Delaware law, including some instances in which indemnification is otherwise discretionary under Delaware law. We believe that these provisions are essential to attracting and retaining qualified persons as managers and directors.

     There is no pending litigation or proceeding involving any of our managers and directors as to which indemnification is being sought. In addition, we are not aware of any threatened litigation that may result in claims for indemnification by any managers or directors.

Effect of Restrictive Provisions

     Our Limited Liability Company Operating Agreement contains provisions that may make it more difficult, expensive or otherwise discourage a tender offer or a change in control or takeover attempt by a third-party, even if such a transaction would be beneficial to our members. In particular, our Limited Liability Company Operating Agreement includes provisions that:

•	restrict the voting and transferability of the Units;

•	permit our directors, and not our members, to fill vacancies on our board of directors;

•	permit the authorized number of directors to be changed only by a resolution of the board of directors; and

•	require the vote of the holders of a majority of our voting shares for member amendments to our Limited Liability Company Agreement.

Transfer Agent and Registrar

     We will act as our own transfer agent and registrar for our Units, as the Units may only be transferred under limited circumstances.

TRANSFER RESTRICTIONS

     We will have between 2,501 and 25,001 Units outstanding after this offering. No trading market for the Units existed prior to this offering, and no trading market is expected after the offering. Under the terms of our Limited Liability Company Operating Agreement, our Units will not be transferable except under limited circumstances.

OFFERING

Plan of Distribution

     We are offering up to 25,000 Units or $25,000,000 through one or more NASD licensed broker-dealers on a non-exclusive basis without a firm underwriting commitment. The issue price of the Units was arbitrarily determined as a convenient amount for investors. It is not related to any ratios to earnings, net worth or other investment criteria. The total amount of Units being offered is based upon the amount of capital our managers believe can be invested within our policies and managed within our capabilities. Broker-dealers will be paid a commission of up to 9.375% of the sales price of the Units sold, which includes expenses and wholesale allowance paid to wholesale marketing organizations and their affiliated broker-dealers that are successful in attracting the interest of other broker-dealers in selling the Units.

     All proceeds of the offering will be placed into an escrow account at      Bank,      ,      until at least 2,500 Units ($2,500,000) have been sold at which point an initial closing will occur and all of the offering proceeds will be disbursed to us. Thereafter, closings will occur as subsequent offering proceeds are accepted by us. Our managers and directors may, but do not presently intend, to purchase Units in this offering. If the required $2,500,000 has not been deposited by      , 2004, all subscriptions will be canceled and all funds will be promptly returned to investors without interest and without deduction. Investors may not withdraw funds from the escrow account. When we have received subscriptions for the minimum number of Units, we may remove funds from escrow and instruct the escrow agent to paid accrued broker-dealer commissions.

     The offering will terminate once all of the Units have been sold on or before      , 2004 unless extended to      , 2004 or sooner terminated by us, both in our discretion. We will initiate our business with the initial net proceeds of the offering in accordance with the “Use of Proceeds” as stated above, and it will continue the offering until all of the Units have been sold or until      , 2004, unless extended or earlier terminated in the discretion of our company. We will amend this prospectus to update the information as necessary during the offering period.

NASD Conduct Rules

     Because the National Association of Securities Dealers, Inc. views the Units offered hereby as Units in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD’s Conduct Rules. In recommending to a potential investor the purchase of a Unit, a NASD member or person associated with a NASD member shall:

1.	have reasonable grounds to believe, on the basis of information obtained from the investor concerning his investment objectives, other investments, financial situation and needs, and any other information known by the member or associated person, that:

a.	the investor is or will be in a financial position appropriate to enable him or her to realize to a significant extent the benefits described in the prospectus, including the tax benefits where they are a significant aspect of the program;

b.	the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and

c.	the program is otherwise suitable for the investor; and

2.	maintain in the files of the member documents disclosing the basis upon which the determination of suitability was reached as to each investor.

Investment Procedures

     We reserve the right, in our sole discretion, to reject any subscription and to limit the amount of Units acquired by any subscriber. For the initial investment by an investor, the Units are offered in a minimum block of 5 Units for $5,000, and in any amounts above this threshold. Any subsequent purchase by an existing investor must be a minimum of 5 Units.

     In order to subscribe to the purchase of Units, each prospective investor should read (1) this prospectus, (2) any desired exhibits to the registration statement, and (3) the Subscription Agreement and the Prospective Investor Questionnaire (the “Subscription Booklet”) distributed with this prospectus. If the prospective investor wishes to subscribe to purchase Units, he or she should follow the instructions and complete the documents in the Subscription Booklet. By executing the Subscription Agreement contained in the Subscription Booklet, a subscriber irrevocably agrees to purchase the Units specified in the Subscription Agreement if we accept the Subscription Agreement. We may reduce the subscription amount requested by the prospective investor or may reject a prospective investor’s Subscription Agreement for any reason. In the event of rejection, a subscriber’s check (or the amount thereof) and related subscription documents will be returned and in the event of a partial rejection, the rejected amount will be returned. Any such return of funds to a subscriber will be made without interest or deduction.

     Each prospective investor represents and certifies in the Subscription Agreement that he or she (1) has adequate means of providing for current needs and personal contingencies and has no need to sell the Units in the foreseeable future and can afford to hold the investment for an indefinite period of time, and (2) either alone or with advisors, has sufficient knowledge and experience in business and financial matters to be able to evaluate the risks and merits of an investment in the Units. A prospective investor may be required to substantiate the accuracy of such representations. For potential investors other than individuals, please see the requirements set forth in the Subscription Agreement.

     The following table summarizes the compensation to be paid by us to the selling broker-dealers. This information assumes a negotiated 9.375% sales commission for all Units sold:

	Per Interest	Minimum Offering	Maximum Offering

Public offering price	$1,000.00	$2,500,000	$25,000,000
Placement fee paid by us	93.75	234,375	2,343,750
Proceeds, before expenses, to us	906.25	2,265,625	22,656,250

     We estimate that our total expenses for this offering will be approximately $104,900 for the minimum offering and $134,900 for the maximum offering. In the ordinary course of business, some of the placement agents and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they have received, and may in the future receive, customary fees or other compensation.

LEGAL MATTERS

     The validity of the common stock offered hereby has been passed upon for us by Adorno & Yoss, P.A., Fort Lauderdale, Florida. Certain legal matters in connection with this offering will be passed upon for the placement agent by Stokes Bartholomew Evans & Petree, P.A., Nashville, Tennessee.

EXPERTS

     The financial statements as of and for the one month period ended January 31, 2004 in this prospectus have been so included in reliance on the report of Helin, Donovan, Trubee & Wilkinson, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, a registration statement on Form SB-2 under the Securities Act, including the exhibits with the registration statement, with respect to the Units offered by this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and Units to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other documents to which we make reference are not necessarily complete. In each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the more complete description of the matter involved.

     You may read a copy or any portion of the registration statement or any reports, statements or other information we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. Our SEC filings, including the registration statement, will also be available to you on the SEC’s Internet site at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS OF

COLLINS GROWTH & INCOME FUND LLC

Report of Helin, Donovan, Trubee & Wilkinson, LLP	F - 3

Balance Sheet, January 31, 2004	F - 4

Notes to Financial Statements	F - 5

APPENDIX A

LIMITED LIABILITY COMPANY AGREEMENT OF
COLLINS GROWTH & INCOME FUND LLC

APPENDIX B

SUBSCRIPTION AGREEMENT

COLLINS GROWTH & INCOME FUND, LLC

Balance Sheet

January 31, 2004

(With Independent Auditors’ Report Thereon)

Independent Accountants’ Report

The Board of Directors and Members
Collins Growth &Income Fund, LLC:

We have audited the accompanying balance sheet of Collins Growth & Income Fund, LLC as of January 31, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Collins Growth & Income Fund, LLC as of January 31, 2004 in accordance with accounting principles generally accepted in the United States of America.

Helin, Donovan, Trubee & Wilkinson, LLP

Austin, Texas
February 4, 2004

COLLINS GROWTH & INCOME FUND, LLC
BALANCE SHEET
As of January 31, 2004

ASSETS
Cash and cash equivalents	$1,000

Current Assets	1,000

TOTAL ASSETS	$1,000

LIABILITIES AND MEMBER’S EQUITY
Member’s contributed capital	$1,000

Total member’s equity	1,000

TOTAL LIABILITIES AND MEMBER’S EQUITY	$1,000

See accompanying notes and independent auditors’ report.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 1 — ORGANIZATION AND BACKGROUND

Organization

Collins Growth & Income Fund, LLC, a Delaware limited liability company, was formed in January 2004 and has no prior operating history.

The primary business purpose of Collins Growth & Income Fund, LLC (“Company”) is to raise equity capital from the sale of membership units (“Units”) and to use substantially all of the net proceeds and future operating revenues to purchase defaulted and charged-off consumer receivables (“Receivables”). The sole member of the Company is Collins Financial Services, Inc., (“CFSI”). CFSI is an established Receivables servicing firm based in Austin, Texas that has conducted this business since 1996 and an affiliated entity of the Company.

Nature of Operations

The Company will acquire defaulted receivables that have been charged-off by the original creditor. The acquisitions of the defaulted receivables are expected to be made at significant discounts with the intent of collecting or selling some of the accounts and earning a profit. The Company has entered into a management and servicing agreement with CFSI to acquire, collect, and sell accounts on behalf the Company on a fee basis.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP) and to general practices within the financial services industry. The following summarizes the more significant of these policies.

Purchase of Defaulted Receivables

The Company anticipates purchasing defaulted receivables at a substantial discount from the uncollected principal balance of the loan.

FASB Statement No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases, requires that discounts be recognized as an adjustment of yield over a loan’s life. Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans, further addresses amortization of discounts on certain acquired loans, which involves intertwining issues of amortization of discount, measurement of credit losses, and recognition of interest income.

At the purchase date, defaulted receivables are initially separated into classifications of available-for-sale and held-for-collection. The purchase price is assigned to each classification on an estimated relative fair value basis.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Purchase of Defaulted Receivables (continued)

The loan pools are accounted for at the contractual principal balance with a related purchase discount which nets to the relative fair value assigned at the purchase date.

Defaulted receivables that management has the intent and ability to hold for the foreseeable future or until maturity or payoff (held for collection) are reported at their outstanding unpaid principal balances reduced by any charge-off or specific valuation accounts and net of purchase discounts.

Defaulted receivables classified as available-for-sale are recorded at the lower of cost or market with any subsequent adjustments reflected as an adjustment to equity (other comprehensive income) in the period recorded. Upon sale, the proceeds are included in revenues and the remaining basis in the pool of loans sold are included the basis of owned receivables sold on the income statement.

At the time of acquisition, the sum of the acquisition amount of the loan and the discount to be amortized should not exceed the undiscounted future cash collections that are both reasonably estimable and probable. The discount on an acquired loan should be amortized over the period in which the payments are probable of collection only if the amounts and timing of collections, whether characterized as interest or principal, are reasonably estimable and the ultimate collectibility of the acquisition amount of the loan and the discount is probable. If these criteria are not satisfied, the loan should be accounted for using the cost-recovery method. The Company anticipates the majority of the defaulted receivables acquired will be accounted for using the cost recovery method.

Cash collections on receivables recorded as held-for-collection are recorded as revenue in the period received. Application of the cost-recovery method requires that any amounts received be applied first against the recorded amount of the loan (as basis in owned receivables collected); when that amount has been reduced to zero, any additional amounts received are recognized as income.

The cost-recovery method should be used until it is determined that the amount and timing of collections are reasonably estimable and collection is probable. If the remaining amount that is probable of collection is less than the sum of the acquisition amount less collections and the discount amortized to date, then either the loan should be written down or an allowance for uncollectibility related to that loan should be recognized. If the remaining amount that is probable of collection is greater than that sum, then the difference between that sum and the revised amount that is probable of collection should be amortized on a prospective basis over the remaining life of the loan.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Losses on Receivables

The carrying value of receivables will be reviewed regularly (at least quarterly) by management and any permanent impairment is included as an additional charge to the basis of receivables in the period discovered.

Allowance for losses on receivables is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on CFSI’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions. There was no allowance for losses on receivables at January 31, 2004.

Sale of Receivables with Recourse

Sales of receivables are accounted for as sales, when control over the assets has been surrendered. Gains and losses from sales of defaulted receivables are recognized upon settlement with investors. Sales of defaulted receivables typically provide the purchaser the right to have the Company repurchase selected receivables for a pre-determined period of time after the sales date based on pre-determined criteria or warranties provided in the sales agreement. The Company sets aside an estimated liability for the repurchase obligation at the sales date. The Company accounts for the repurchase of defaulted receivables sold as a reduction of sales revenue in the period in which the repurchase occurs.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. These financial instruments potentially subject the Company to concentrations of credit risk. The Company minimizes this risk by dealing with major financial institutions that have high credit ratings.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Financial instruments and credit risk

Financial instruments that potentially subject the Company to credit risk include cash, receivables and investments in defaulted receivables. Cash is deposited in demand accounts in federally insured domestic institutions to minimize risk. Although the balances in these accounts may exceed the federally insured limit from time to time, the Company has not incurred losses related o these deposits and intends to utilize banks with high financial stability. Accounts receivable are generally unsecured. With respect to accounts receivable, the Company performs ongoing credit evaluations of customers and generally do not require collateral. The Company maintains reserves for potential credit losses on customer accounts when deemed necessary.

The amounts reported for cash equivalents, receivables, notes payable, accounts payable and accrued liabilities are considered to approximate their market values based on comparable market information available at the respective balance sheet dates and their short-term nature.

Income Taxes

The Company has been organized as a Partnership under the provisions of the Internal Revenue Code. As a result, the members of the Company pay all Federal income tax expense. There is a risk that the Company would be classified as a publicly traded partnership by the Internal Revenue Service. In so classified, the Company would be taxed as a corporation for federal income tax purposes.

For entities taxed as corporations, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset in which the Company is not able to determine on a more likely than not basis that the deferred tax asset will be realized.

The Company is subject to state and local income taxes that range from 1.9% to 9.3% of income earned in each jurisdiction. The majority of the Company’s revenue will be considered Texas gross receipts and will be subject to a tax of 4.5% of Federal taxable income.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Credit Policy

The Company may advance funds for a short period of time to clients or loan sellers in order to facilitate the collection process or provide short term financing of acquisition costs. Management carefully monitors its client relationships in order to minimize its credit risk and generally does not require collateral. In all cases the funds advanced are collected from the cash flows of collections and sales.

Comprehensive Income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components in financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income consists of net earnings, the net unrealized gains or losses on available for sale defaulted receivables and is presented in the consolidated statement of changes in stockholder’s equity.

NOTE 3 — INVESTMENT IN DEFAULTED RECEIVABLES

At January 31, 2004, there had been no purchases of defaulted receivables. The Company intends to purchase defaulted receivables in the future.

NOTE 4 — INCOME TAXES

The Company expects that any income or loss will be classified as ordinary “passive” income or loss to the holders of the Units for Federal Income Tax purposes. However, the Company has not requested, and will not request, a ruling from the Internal Revenue Service to that effect.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 5 — MEMBERSHIP UNITS

The Company is in the process of offering a minimum of 2,500 and a maximum of 25,000 membership ownership units (“Units”). Each Unit represents a $1,000 equity interest. The Units are not callable or redeemable. As such, the Units will increase equity in the accompanying balance sheet when they are sold. The Company expects to pay 9.375% of the amounts collected plus between $104,900 and $134,900 as fees and costs to complete this transaction.

Each Unit will earn a cumulative, non-compounded 10.25% annualized return (“Investment Return”), which will be paid annually. Payments of the Investments return will be made, to the extent funds are available, commencing with the period ending December 31, 2004 (the “Investment Return”).

As the Receivables are collected, members will receive from collection proceeds, if any, an amount equal to any part of their unpaid Investment Return and/or their remaining capital account balance (as determined pursuant to the Limited Liability Company Operating Agreement). After receiving their Investment Return and/or their remaining capital account balance, the Members, will receive no further payments and any remaining collection proceeds will be distributed to CFSI.

The Company intend to begin selling assets and distributing all available cash to Members (to the extent of their unpaid Investment Return and capital account Balance) beginning after the end of the fourth full year following the end of the offering, with the final distribution expected approximately ten years after the termination of the offering.

As a condition of being admitted as a Member of the Company, each investor must irrevocably assign all of its governance rights to the Chief Manager, Walt Collins, or his designee. Members may vote only with respect to certain fundamental organizational matters affecting the Company or the Units and are not entitled to any voice in other operations or policies.

Under the Limited Liability Company Operating Agreement, the Company may issue up to 30,000 Units. Consequently, assuming a sale of the maximum of 25,000 Units offered, the Company could sell up to an additional 4,999 Units in the future without seeking investor approval. The sale of additional Units, or rights to purchase additional Units, could reduce the amount of any distributions that the Company may make to the purchasers of the current offering during operations or in liquidation.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 6 — COMMITMENTS

Litigation

The Company is not a party to any legal proceedings, and is unaware of any contemplated actions.

Repurchase Commitments

The Company often assumes a responsibility to repurchase defaulted receivables sold if they are found not to meet certain criteria expressed by the purchase documents. At January 31, 2004 the Company had not entered into any such transactions.

Repayment of Funds Advanced by CFSI

CFSI has incurred the cost of setting up the corporate entity (Collins Growth & Income Fund, LLC) and has incurred the legal fees and other out of pocket costs related to the initial capital placement. Should the offering be completed by the Company, it is anticipated that the Company would reimburse CFSI for the costs incurred with the corporate formation and fundraising. At January 31, 2004 costs incurred by CFSI on the Company totaled $18,152.

NOTE 7 — RELATED PARTY TRANSACTIONS

The Company is party to transactions with affiliates related through ownership interest or management agreement in the normal course of business. Some of the more significant related party transactions follow:

The Company has engaged CFSI under the Consulting Services Agreement for assistance in buying, collecting and reselling Receivables for the account of the Company. For its Receivables business, the Company will maintain a bank account (“Account”) with a financial institution mutually agreeable to the Company and CFSI, and CFSI will be entitled to make withdrawals and deposits to accomplish the above objectives.

In consideration for the services of CFSI regarding Receivables, the following fees will be paid to CFSI:

(1)	An “Acquisition Fee” in an amount deemed by CFSI to be appropriate, but in no event to exceed 5% of the purchase price of Receivables acquired for the Company paid simultaneously with the acquisition of such Receivables.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 7 — RELATED PARTY TRANSACTIONS (continued)

(2)	A “Sales Fee” in an amount up to 20% of the gross proceeds received from sale, on a retail or wholesale basis, of Receivables (whether paid in cash or property other than cash), payable immediately upon receipt of such proceeds.

(3)	A “Collections Fee” in an amount up to 50% of the gross proceeds resulting from efforts to collect the Receivables (whether paid in cash or property other than cash) owned by the Company other than as a result of third party collection efforts (as defined below). The Collections Fee shall be payable immediately upon receipt of such gross proceeds.

(4)	A “Management Fee” in connection with third party collection efforts (as defined below) to collect Receivables, to be an amount deemed by CFSI to be appropriate, but in no event to exceed (i) 25% of the gross proceeds received (whether paid in cash or property other than cash) from third party collection efforts, or (ii) an amount which, when added to the fees paid to third parties in connection with third party collection efforts, would exceed in the aggregate 50% of the gross proceeds received by the third party collector from the third party collection efforts.

The Management Fee shall be payable immediately upon receipt of such gross proceeds. The term “third party collection efforts” means the efforts to collect Receivables undertaken by third parties other than those directly conducted by CFSI or other CFSI Affiliates, and such efforts may include credit counseling, placement of accounts with attorneys, placement of accounts with outside collection agencies and other efforts of third party providers determined by CFSI to potentially benefit Company’s account, but shall not include balance transfer programs.

CFSI shall be entitled to withdraw from, or withhold from depositing into, the Account each of the foregoing fees at any time after such fee becomes payable. Any fees based on gross proceeds deposited into the Account will be calculated as if the fees were deposited and then withdrawn from the Account.

CFSI is obligated to keep reasonable and appropriate records of all of the transactions by CFSI for the Company. The Company is entitled to review these records at its expense at CFSI’s offices during regular work hours. CFSI will furnish monthly reports on the transactions that it effects for the Company.

COLLINS GROWTH & INCOME FUND, LLC

NOTES TO THE BALANCE SHEET

JANUARY 31, 2004

NOTE 7 — RELATED PARTY TRANSACTIONS (continued)

Under the Consulting Services Agreement, the Company has agreed to the following limitations on withdrawing funds from the Account. During any six-month period of the term of the Account, the Company may withdraw up to 10% of the aggregate amount of money that has been deposited by the Company in the account after written notice to CFSI. After such notice, CFSI will have 60 days to liquidate assets in the account as appropriate to fund any desired withdrawals.

The Company, without cause, for any reason, commencing three years after the effective date of the Consulting Services Agreement, may terminate it at any time, by giving written notice of such termination to CFSI. The effective date of any such termination is the earlier to occur of the expiration of nine months after delivery of a termination notice, or the completion of the liquidation of the account and distribution of the proceeds. Upon delivery of a notice of termination, CFSI is obligated to distribute the Receivables to the Company or to liquidate the Receivables within a nine-month period after the notice of termination to avoid undue loss to the extent commercially reasonable.

NOTE 7 — LIQUIDITY

The operating capital for the Company will come from the net proceeds of the sales of Membership Units and revenue from Receivables collections and resale of defaulted receivables. Until the Company has successfully raised funds through the sales of Membership Units, the proceeds necessary to operate are expected to be advanced by CFSI.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
COLLINS GROWTH & INCOME FUND, LLC

     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) is entered into as      , 2004 by and among the Members of Collins Growth & Income Fund, LLC.

W I T N E S S E T H:

     WHEREAS, the parties desire to form and become the members of a Delaware limited liability company to be known as Collins Growth & Income Fund, LLC for the purpose of conducting its business; and

     WHEREAS, the parties desire to provide herein for the management and the conduct of the business and affairs of the Company and their relative rights and obligations with respect thereto;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter provided, and other good and valuable consideration, the legal adequacy of which is acknowledged, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

     1.1 Definitions. As used herein with their initial letters capitalized, the following terms shall have the indicated meanings. Any terms with their initial letters capitalized and not otherwise defined herein shall have the meaning set forth in the Act. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

     (a)  “Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time (and any corresponding provisions of succeeding law).

     (b)  “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year after giving effect to the following adjustments:

(i) Credit to such Capital Account for any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5); and

(ii) Debit to such Capital Account for any items described in Regulations Sections 1.704-1(b)(2)(ii)(d) (4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     (c)  “Affiliate” means any person or entity controlling, controlled by or under common control with the subject person or entity within the meaning of the federal securities laws.

     (d)  “Agreed Value” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except that the Agreed Value of all Company assets shall be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Regulations Section 1.704(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property of the Company as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) shall be made only if the Chief Manager determines in his sole discretion that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. The Agreed Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted tax bases of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 4.2(e) hereof and are not otherwise taken into account under this subparagraph.

     (e)  “Agreement” means this limited liability company operating agreement as originally executed and as amended from time to time in accordance with its terms, as the context requires. Words such as “herein,” “hereinafter,” “hereto,” “hereby,” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, including Schedules, unless the context otherwise requires.

     (f)  “Articles” means the Articles of Organization of the Company, as filed with the Secretary of State of the State of Delaware on January 8, 2004.

     (g) “Board” means the Board of Directors of the Company.

     (h)  “Capital Account” has the meaning assigned to it in Section 3.1 hereof.

     (i)  “Capital Member Capital Distributions” means with respect to each Capital Member, the cumulative amount of distributions to such Capital Member pursuant to Section 5.1(b) hereof.

     (j)  “Capital Members” means the members of the Company other than the Operating Member.

     (k)  “Chief Financial Officer” means the Chief Financial Officer of the Company and shall be Larry Vasbinder or any subsequent person as may be elected by the Board pursuant to the terms of this Agreement.

     (l)  “Chief Manager” means, initially, Walt Collins, or any other person subsequently elected as the Chief Manager by the Board pursuant to the terms of this Agreement. The Chief Manager may utilize the title of “Chief Executive Officer,” “President” or such other title as the Board may approve.

     (m)  “Code” means the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

     (n)  “Collins Financial” means Collins Financial Services, Inc.

     (o)  “Company” means Collins Growth & Income Fund, LLC, a Delaware limited liability company.

     (p)  “Company Minimum Gain” has the meaning ascribed to the term “partnership minimum gain” in Regulations Section 1.704-2(b)(2). The amount of Company Minimum Gain (including any net increase or decrease therein) for any year or other period shall be determined in accordance with Regulations Section 1.704-2(d).

     (q)  “Depreciation” means, for each year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the value of an asset as reflected in the Capital Accounts of the Members differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning value using any reasonable method selected by the Chief Manager.

     (r)  “Director” means any natural person serving on the Board of Directors of the Company and shall initially include Walt Collins, Gary E. Wood, Ph.D. and Larry Vasbinder.

     (s)  “Dissolution Events” has the meaning assigned to it in Section 11.1 hereof.

     (t)  “Fair Market Value” means, with respect to any asset, the amount at which such asset would exchange between a willing buyer and a willing seller, each having a reasonable knowledge of all pertinent facts, neither being under compulsion to buy or sell. Fair Market Value shall be determined by the Chief Manager in good faith, and such determination shall be binding and conclusive on all parties. In making such determination, the Chief Manager may obtain (but shall not be required to obtain) an appraisal by a professional appraiser selected by the Chief Manager.

     (u)  “Fiscal Year” means the annual accounting period used by the Company for tax or financial reporting.

     (v)  “Investment Return” means, with respect to each Capital Member for each Fiscal Year of the Company, an amount equal to a non-compounded, cumulative 10.25% return per annum on such Capital Member’s Undistributed Invested Capital.

     (w)  “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a Proceeding.

     (x)  “Managers” means the Chief Financial Officer, Chief Manager, Secretary and any other Managers who may be elected from time to time by the Board to manage the affairs of the Company pursuant to this Agreement.

     (y)  “Members” means the members of the Company including both Capital Members and the Operating Member as admitted pursuant to the provisions of this Agreement. The Secretary may amend Schedule A as appropriate to reflect the addition or deletion of a Member without further action or approval of the Members, Managers or Board.

     (z)  “Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     (aa)  “Member Nonrecourse Debt” has the meaning ascribed to “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

     (bb)  “Member Nonrecourse Deductions” has the meaning ascribed to the term “partner nonrecourse deductions” in Regulations Section 1.704-2(i)(2).

     (cc)  “Net Available Cash” means the cash available for distribution to the Members as determined by the Board in its sole discretion.

     (dd)  “Non-Allocated Investment Return” means, for each Capital Member, an amount equal to the cumulative Investment Return for all Fiscal years of the Company less any Profit allocated to such Capital Member pursuant to Section 4.1(a)(3) of this Agreement.

     (ee)  “Nonrecourse Deductions” has the meaning ascribed to it in Regulations Section 1.704-2(b)(1).

     (ff)  “Nonrecourse Liability” has the meaning ascribed to it in Regulations Section 1.752-1(a)(2).

     (gg) “Operating Member” means Collins Financial.

     (hh)  “Party” means an individual who was, is, or is threatened to be made a named defendant or respondent in a Proceeding involving the Company.

     (ii)  “Permitted Transferee” means (i) with respect to each Member who is an individual, (A) an irrevocable trust to which a transfer is made for purposes of estate planning purposes or (B) an entity in which such Member owns all of the outstanding equity interests and (ii) with respect to each Member that is not an individual, any individual or entity that owns all of the outstanding equity interests of such Member; provided, however, that prior to any such transfers, each Permitted Transferee executes a counterpart of this Agreement pursuant to which such Permitted Transferee agrees to be bound by the terms hereof.

     (jj)  “Proceeding” means any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal.

     (kk)  “Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses hereunder shall be subtracted from such taxable income or loss;

(iii) Gain or loss resulting from any disposition of Company property reflected in the Capital Account of any Member at an Agreed Value that is different from its adjusted tax basis shall be computed by reference to such Agreed Value;

(iv) In determining Profits and Losses hereunder for any Fiscal Year, there shall not be taken into account any items specially allocated under Section 4.2 or 4.3.

(v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

(vi) In the event the Chief Manager redetermines the Agreed Value of the Company’s assets pursuant to Section 1.1(c) hereof, the difference between the Agreed Value of such property and its adjusted tax basis shall be treated as an item of profit or loss, as the use may be, for purposes hereof.

     (ll)  “Regulations” means, except as expressly provided to the contrary herein, the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, substitute, proposed or final Regulations whose effective dates apply to the Company.

     (mm)  “Regulatory Allocations” has the meaning assigned to it in Section 4.3 hereof.

     (nn)  “Secretary” means, Secretary of the Company and shall be Gary E. Wood, Ph.D. or any subsequent Secretary as may be elected by the Board pursuant to the terms of this Agreement.

     (oo)  “Special Meeting” means any meeting of the Board other than the required annual meeting.

     (pp)  “Undistributed Invested Capital” means, with respect to each Capital Member as of any date, the capital contributions made from time to time to the Company by such Capital Member pursuant to Article III hereof, less any applicable Capital Member Capital Distributions.

     (qq)  “Undistributed Investment Return” means, with respect to each Capital Member as of any date, such Capital Member’s Cumulative Investment Return for all Fiscal Years less all distributions to such Capital Member pursuant to Section 5.1(a) hereof.

     (rr)  “Units” means units of beneficial interest in the Company. Units held by each Member shall be maintained on Schedule A. The maximum number of Units authorized to be issued by the Company is 30,000.

     1.2 Other Definitions. Other terms are defined in the Sections of this Agreement.

SECTION 2
FORMATION AND PURPOSES OF THE COMPANY

     2.1 Formation. The Members hereby agree to form and/or continue a board-managed limited liability company pursuant to the Act, subject to the terms and conditions of this Agreement, as the same may be amended from time to time.

     2.2 Name. The Company shall operate under the name Collins Growth & Income Fund, LLC or such other name as the Board may from time to time select.

     2.3 Principal Place of Business. The principal place of business of the Company shall be located at 2101 West Ben White Boulevard., Suite 103, Austin, TX 78704, or such other place of business as the Board may determine.

     2.4 Registered Office and Agent. The initial registered agent of the Company shall be Corporation Service Company located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

     2.5 Purposes and Powers. The purposes of the Company shall be to engage in any and all lawful business for which limited liability companies may be organized under the Act. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by the Act and applicable law.

     2.6 Term. The Company commenced upon the filing of the Articles in the Office of the Secretary of State of the State of Delaware on January 8, 2004 and shall continue until liquidated pursuant to Section 11.1 of this Agreement.

SECTION 3
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS

     3.1 Capital Accounts. A Capital Account shall be maintained for each Member for the full term of the Agreement in accordance with the capital account maintenance rules of Regulations Section 1.704-1(b)(2)(iv). Except as otherwise provided in this Agreement, a Member’s Capital Account shall be equal to the amount of cash contributed to the capital of the Company by such Member and shall generally be increased by the amount of Profit allocable to such Member and any income and gain specially allocated to such Member and decreased by (1) the amount of Loss allocated to such Member and (2) the amount of cash distributed to such Member. Each Member shall have only one Capital Account, regardless of the number or classes of Units owned by such Member or the time or manner in which such Units were acquired.

     3.2 Initial Capital Contributions. Each Member has made contributions to the capital of the Company in cash as set forth on Schedule A. Each Member shall own that number of Units set forth opposite their name on Schedule A, as such Schedule may be amended from time to time.

     3.3 Additional Capital Contributions. No additional capital contributions or assessments shall be required of any Member without the consent of such Member. Without limiting the generality of the foregoing, no Member shall be obligated to contribute cash or property to restore a negative Capital Account balance during the existence of the Company or at the dissolution and termination of the Company.

     3.4 No Right to Withdraw Capital. No Member shall have the right to demand the return of, or otherwise withdraw, such Member’s capital or to receive any specific property of the Company, except as specifically provided in this Agreement. In no event shall a Member have the right to demand and receive property other than cash in return for his capital.

     3.5 No Interest on Capital. No interest shall be paid on capital contributions or on balances of Capital Accounts.

SECTION 4
ALLOCATIONS OF PROFITS AND LOSSES

     4.1 General Allocations.

     (a)  After giving effect to the special allocations set forth in Sections 4.2 and 4.3 hereof, Profit as determined for each Fiscal Year shall be allocated as follows:

(1) First, up to the excess, if any, of (i) the aggregate Loss allocated pursuant to Section 4.1(b)(4) for all prior Fiscal Years over (ii) the aggregate Profit previously allocated pursuant to this Section 4.1(a)(1) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

(2) Second, up to the excess, if any, of (i) the aggregate Loss allocated pursuant to Section 4.1(b)(3) for all prior Fiscal Years over (ii) the aggregate Profit previously allocated pursuant to this Section 4.1(a)(2) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

(3) Third, to the Capital Members, an amount up to the Non-Allocated Investment Return for each Capital Member in proportion to their Non-Allocated Investment Return; and

(4) Fourth, any remainder to the Operating Member

     (b)  After giving effect to the special allocations set forth in Sections 4.2 and 4.3 hereof, Loss as determined for each Fiscal Year shall be allocated as follows:

(1) First, up to the excess, if any, of the aggregate Profit allocated pursuant to Section 4.1(a)(4) for all prior Fiscal Years, over the aggregate Loss previously allocated pursuant to this Section 4.1(b)(1) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

(2) Second, up to the excess, if any, of the aggregate Profit allocated pursuant to Section 4.1(a)(3) for all prior Fiscal Years, over the aggregate Loss previously allocated pursuant to this Section 4.1(b)(2) (to the extent not previously offset) shall be allocated to the Members in proportion to such excess for each Member;

(3) Third, up to the Capital Accounts of the Members having a positive Capital Account balance (taking into account any deficit restoration obligation of such Member, including without limitation, any amount which such Member is deemed to be obligated to restore pursuant to Treas. Reg. §1.704-2(g)(1) or (i)(5), and any adjustments pursuant to Treas. Reg. §1.704-1(b)(2)(ii)(d)(4), (5) or (6)) in proportion to such Capital Account balances (as so adjusted); and

(4) any remaining Loss shall be allocated among the Members in proportion to their percentage ownership of the Units.

     4.2 Special Allocation Provisions.

     (a)  Company Nonrecourse Deductions. Nonrecourse Deductions of the Company shall be allocated between the Members in proportion to the Losses or Profits (as the case may be) that are otherwise allocated to the Members pursuant to Section 4.1; provided, however, that in the event such allocation of Nonrecourse Deductions is not reasonably consistent (within the meaning of Regulations Section 1.704-2) with allocations of some other significant Company item attributable to the property securing the related Nonrecourse Debt, the Chief Manager shall have the discretion to make allocations that will satisfy the requirements of such Regulations.

     (b)  Member Nonrecourse Deductions. Member Nonrecourse Deductions shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

     (c)  Minimum Gain Chargeback. In the event there is a net decrease in a Member’s share of Company Minimum Gain and/or Member Minimum Gain (as determined under Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4)) for any Fiscal Year or other period, such Member shall be allocated items of income and gain for the Fiscal Year or other period (and if necessary, other years or periods) as required by and in accordance with Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.

     (d)  Qualified Income Offset. If any Member unexpectedly receives an adjustment or allocation described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in any Fiscal Year or other period, and as a result would, but for this subparagraph (d), have an Adjusted Capital Account Deficit as of the last day of such Fiscal Year or other period, then items of income and gain of the Company (consisting of a pro rata portion of each item of Company income and gain) for such Fiscal Year or other period (and, if necessary, for subsequent years or periods) shall be specially allocated to such Member in the amount and in the proportions required to eliminate such deficit as quickly as possible. For purposes of this subparagraph (d), a Member’s Capital Account shall be computed as of the last day of a Fiscal Year or other period in the manner provided in Section 3.1 hereof.

     (e)  Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 743(b) or Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2), or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     (f)  Gross Income Allocation. If any Member would otherwise have a deficit balance in his Capital Account as of the last day of any Fiscal Year or other period which is in excess of the sum of the amount (if any) such Member is obligated or deemed obligated to restore (whether under this Agreement or otherwise, and including for this purpose, without limitation, such Member’s exposure with respect to debt or other obligations or liabilities of the Company), then items of income and gain of the Company shall be specially allocated to such Member (in the manner specified in subparagraph (d) hereof) so as to eliminate such excess as quickly as possible. For purposes of this subparagraph (f), a Member’s Capital Account shall be computed as of the last day of a year or other period in the manner provided in Section 3.1 hereof.

     4.3 Curative Allocations. The allocations set forth in Section 4.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profits and Losses or make Company distributions. Accordingly, notwithstanding the other provisions of this Section 4, but subject to the Regulatory Allocations, the Chief Manager is hereby directed to reallocate items of income, gain, deduction and loss between the Members so as to eliminate the effect of the Regulatory Allocations and thereby to cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profits and Losses (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. The Chief Manager shall have discretion to accomplish this result in any reasonable manner.

     4.4 Miscellaneous Allocation Rules.

     (a)  For purposes of determining Capital Accounts under Sections 4.1 for any Fiscal Year or other period, each Member’s Capital Account shall be deemed to be increased by such Member’s share of Company Minimum Gain and Member Minimum Gain determined as of the end of such Fiscal Year or other period.

     (b)  In the event additional Members are admitted to the Company on different dates during any Fiscal Year or other period, the Profits (or Losses) allocated to the Members for each such Fiscal Year or other period shall be allocated among the Members in proportion to the number of Units each holds from time to time during such Fiscal Year or other period in accordance with Code Section 706, using any convention permitted by law and selected by the Chief Manager.

     (c)  For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Chief Manager using any permissible method under Code Section 706 and the Regulations thereunder. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses.

     4.5 Tax Allocations. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Agreed Value. In the event the Agreed Value of any Company asset is determined in accordance with Section 1.1(c) hereof, and the Members’ Capital Accounts are adjusted in connection therewith as contemplated by Section 1.1(jj)(vi) hereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Agreed Value in a manner that reflects and is consistent with the Members’ interest in the Company. Any elections or other decisions relating to such allocations shall be made by the Chief Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

SECTION 5
DISTRIBUTIONS

     5.1 Non-Liquidating Distributions. All Net Available Cash may be distributed from time to time, at the sole discretion of the Board, in the order and priority set forth below. The Board will use their best efforts to make such distributions on a quarterly basis.

     (a)  First, distributions shall be made to the Capital Members in proportion to their Undistributed Investment Return, until each Capital Member has received distributions pursuant to this Section 5.1(a) equal to such Capital Member’s Undistributed Investment Return;

     (b)  Second, distributions shall be made to the Capital Members in proportion to their positive Capital Account balances until no Capital Member has a positive Capital Account; and

     (c)  Third, distributions shall be made to the Operating Member.

     Notwithstanding any other provisions of this Agreement, the Board will make its best efforts to make distributions to the Capital Members for each Fiscal Year in such amounts so as to allow the Capital Members to pay any state, local or federal income tax liability resulting as a consequence of allocations of Profit to such Capital Members pursuant to Section 4.1 of this Agreement. Furthermore, the Board shall not make any distributions pursuant to Sections 5.1(b) or (c) prior to the close of the fourth Fiscal Year following the execution of this Agreement (except in liquidation of the Company or upon the sale of substantially all of the Company’s assets).

     5.2 Distributions-in-Kind. In the event the Company distributes any of its property in-kind to any Member, the difference between the Agreed Value of such property at the time of distribution and its adjusted tax basis shall be treated as an item of Profit of Loss allocable to the Members in accordance with the provisions of Section 1.1(jj)(vi) hereof.

     5.3 Limitations on Distributions. Except as provided in Section 5.4, no distribution shall be paid by the Company unless, after giving effect to the distribution, the Company will be able to pay its debts as they become due in the normal course of business and the Company’s total assets are more than the sum of the Company’s total liabilities, excluding liabilities for which the recourse of creditors is limited to specified property of the Company, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of the property exceeds that liability.

     5.4 Distribution Upon Termination of the Company. All distributions of proceeds following or in anticipation of liquidation of the Company, after (i) payment of the debts and other liabilities of the Company, (ii) payment of the incurred and expected expenses of liquidation, and (iii) the establishment of a reasonable reserve for contingent or unknown liabilities of the Company in an amount established by the Members, shall be made:

     (a)  First, to the Capital Members, an amount up to the Undistributed Investment Return of each Capital Member in proportion to each of their Undistributed Investment Return;

     (b) Second, in accordance with Regulations Section 1.704-1(b)(2)(ii)(b)(2) in proportion to and to the extent of the positive Capital Account balances of the Capital Members determined after taking into account all the allocations, distributions (including distributions pursuant to Section 5.4(i) above) and adjustments to the Capital Accounts for the Company’s Fiscal Year during which the liquidation occurs as well as the determination of Profit or Loss for such Fiscal Year; and

     (c)  Third, any remaining amounts shall be distributed to the Operating Member.

SECTION 6
MEMBERS

     6.1 Admission of New Members. No other person shall be made a Member without the prior consent of the Board at the time such membership decision is to be made.

     6.2 Rights and Duties. The Members shall have such rights and duties as are provided in this Agreement and the Act.

     6.3 Liability of Members. Except as otherwise set forth in the Act, the Members shall not be liable under a judgment, decree or order of a court, or in any manner, for a debt, obligation or liability of the Company.

     6.4 Voting Rights. As a condition of being admitted as a Member, each Member acknowledges that they will be granted limited voting rights with respect to the operation of the Company and that the Managers and the Board will be vested with the power and authority to run the day-to-day operations of the Company. Notwithstanding the previous sentence or any other provision of this Agreement, without the majority vote of the Members (with each Member entitled to one (1) vote), no Member, Manager or Director shall have any duty, right, power or authority to:

     (a)  amend the Company’s Articles of Formation or this Agreement in any manner that would adversely affect the Member’s rights, preferences or privileges with respect to their Units;

     (b)  recapitalize, merge, sell or consolidate the Company;

     (c)  except as permitted pursuant to the Consulting Servicing Agreement, sell, lease, assign or transfer all, or substantially all, of the assets of the Company; or

     (d)  issue any Units senior to the Units held by the Members.

     The provisions enumerated in Section 6.4 (a)-(d) above shall be the only issues on which the Members (in their capacity as Members shall be entitled to vote with respect to the Company.

     6.5 Annual Meetings. There shall be no required annual meeting of the Members.

     6.6 Special Meetings. A Special Meeting of the Members to vote on those items set forth in Section 6.4 above may be called by the Chief Manager, Secretary or any Director, upon provision of written notice of demand to the Members or Secretary of the Company. Any Special Meeting shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Chief Manager.

     6.7 Notice of Members’ Meetings. Written or printed notice stating the place, date, and time of the meeting and, in the case of any Special Meeting, a statement of the purposes of the meeting and the person or persons calling the meeting, shall be delivered by first class, certified, or registered United States mail. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the date of the meeting, and the notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to each Member at his respective address as it appears on the records of the Company. The person giving such notice shall certify that the notice required by this

Section 6.7 has been given. Any Member may waive his right to any notice required by this Section 6.7 either before, during or after any such meeting or balloting and such waiver must be given in writing by the Member seeking such waiver to the Secretary of the Company.

     6.8 Quorum Requirements for Meetings. The presence of Members (in person or by proxy) owning at least fifty percent (50%) of the Units entitled to vote on the issue for which a meeting is called shall constitute a quorum at any meeting of Members. Once a quorum is present at a meeting, any action properly taken at the meeting remains valid and effective, notwithstanding the subsequent withdrawal of any Member from the meeting. If a quorum does not appear at a meeting, the Members present may adjourn the meeting, notwithstanding the absence of a quorum and notice of an adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

     6.9 Voting by Proxy. A Member may appear and vote at a meeting in person or by proxy. Any proxy shall be dated and signed by the Member (or the Member’s attorney-in-fact). A proxy shall remain effective for the period set forth therein. Any such proxy (other than a proxy coupled with an interest) may be revoked at any time, such revocation to be effective upon the presentation of a later-dated proxy or written notice of revocation given to the Company, or by the Member voting in person at the meeting.

SECTION 7
BOARD OF DIRECTORS

     7.1 Power. The Board shall be responsible for governing the business and affairs of the Company. Without the majority vote of the Board, no Member, Manager or Director shall have any power or authority to:

     (a)  except as permitted pursuant to the Consulting Servicing Agreement, sell all or substantially all of the Company’s assets;

     (b)  issue any additional Units or admit any person as a Member (except as otherwise provided herein);

     (c)  convert the Company to a corporation or any other type of entity;

     (d)  change the principal place of business of the Company;

     (e)  terminate, merge, dissolve or liquidate the Company;

     (f)  amend or modify this Agreement (except as otherwise provided herein); or

     (g)  change the name of the Company.

     7.2 Board of Company; Size. The Company shall be governed by the Board. The Board shall consist of three (3) Directors. The initial Directors shall be those persons set forth in Section 1.1 of this Agreement under the definition of “Director.” The number of Directors may be increased or decreased by the vote of a majority of the Board. Each Director shall be entitled to one (1) vote.

     7.3 Qualifications and Election. Each Director shall be a natural person, but need not be a Member. Each Director shall hold office until the next annual meeting of the Board and until his or her successor is elected and qualified, or until the earlier death, resignation, removal or disqualification of said Director.

     7.4 Compensation of Directors. Each Director shall receive a payment of $1,000.00 per meeting in person and $250.00 for telephonic meetings, with up to a maximum compensation of $5,000.00 per year. In addition, each Director shall be reimbursed for reasonable out-of-pocket expenses incurred in carrying out their duties as a Director.

7.5 Removal of Directors; Resignation.

     (a)  In the event a Director breaches his fiduciary duty to the Company and/or its Members, or otherwise acts in a manner detrimental to the Company and its business, the other Directors shall have the right to take such actions as may be required to remove such Director in accordance with the provisions of Delaware law, the Articles and this Agreement.

     (b)  Any Director may, at any time and upon ten (10) days prior written notice to the Board, resign as a Director, but such resignation shall not affect his status as a Member, if any. Any such resignation shall take effect at the time specified in the resignation, and if no time is specified, then upon its receipt by the Board.

     7.6 Vacancy. In the event that any Director resigns or otherwise ceases to be a Director for any reason, or is otherwise unable to carry out his or her duties as a Director for any reason, including but not limited to death or disability, the Directors hereby agree to cause a special meeting of the Board to be called for the purpose of filling the vacancy thereby created or to reduce the number of Directors. At any such special meeting the remaining Directors shall have the right to vote to fill such vacancy with each remaining Director entitled to one vote. The vote or action of the Directors owning a majority of the votes shall be necessary to fill any such vacancy. In the event there are no Directors remaining to fill a Director vacancy, the Operating Member shall appoint three (3) new Directors.

     7.7 Board Meetings; Notice. The annual meeting of the Board shall be held on      , at which time the Board shall elect or appoint the Managers of the Company. The Board also may designate more frequent intervals for regular meetings. Special meetings of the Board may also be called by the Chief Manager or by any Director by giving two (2) days’ notice to each Director of the date, time and place of the special meeting. A Director may waive the right to receive notice before or after the date and time stated in the notice, which notice shall be in writing and be signed by the Director providing such waiver.

     7.8 Quorum and Vote. The presence of a majority of the Directors shall constitute a quorum for the transaction of business. A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting is not necessary if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken and if the period of adjournment does not exceed one (1) month for any one adjournment. The affirmative vote of a majority of the Directors present at a meeting at which a quorum is present shall constitute the act of the Board, unless the vote of a greater number is required under the Articles, this Agreement, or the Act.

     7.9 Establishment of Committees. The Board, by a resolution adopted by the affirmative vote of all of the Directors, may establish committees, consisting of one (1) or more persons appointed by the affirmative vote of a majority of the Directors, and having the authority of the Board in the management of the business of the Company only to the extent provided in such resolution, and the Board may delegate to any such committee or committees any and all authority that the Board deems desirable and to the extent authorized under the Act. Committees other than any special litigation committee are subject at all times to the direction and control and serve at the pleasure of the Board.

     7.10 Action of Board on Written Consent. Except as expressly provided in this Agreement, any vote, determination or action by the Board required or allowed under the terms of this Agreement may be taken without a meeting if a majority of the Directors consent to the taking of such action without a meeting. If a majority of the Directors so consent to the taking of action without a meeting, the affirmative vote, determination or action of the number of Directors necessary to authorize or take such action shall be the act of the Board. Such affirmative vote, determination or action must be evidenced by one or more written consents describing in sufficient detail the vote, determination or action so taken, must be signed by each Director voting in one (1) or more counterparts, and must indicate each such Director’s vote or abstention on the action to be taken.

SECTION 8
MANAGERS

     8.1 Manager Designation. The Company shall at all times have individuals acting as Chief Financial Officer, Chief Manager and Secretary who need not be Members of the Company, and may have additional Managers as the Board may determine. Any number of offices may be held by the same person, except that the Chief Manager may not serve as the Secretary.

     8.2 Manager Election. The Directors shall elect the Managers at the annual meeting of the Board. The initial Chief Financial Officer shall be Larry Vasbinder. The initial Chief Manager shall be Walt Collins. The initial Secretary shall be Gary E. Wood, Ph.D.

     8.3 Term. The Managers shall hold office for a term of one (1) year or until their successors have been duly elected and qualified or until the earlier death, resignation, removal or disqualification of such Manager.

     8.4 Removal. The Board, with majority vote, may remove any Manager with or without cause.

     8.5 Vacancies. A vacancy in any Manager position because of death, resignation, removal or any other cause may be filled by the Board for the unexpired portion of the term. In the event there is a time at which there are no Managers due to death, resignation, removal or some other cause, the Operating Member shall be permitted to appoint such number of Managers as the Chief Manager deems appropriate. Any such appointed Managers shall serve until the next annual meeting at which time the Directors shall elect new Managers (which may be the same as the Managers appointed pursuant to this Section 8.5)

     8.6 Duties of Chief Manager. The Chief Manager shall be the Chief Executive Officer of the Company and shall be responsible for overseeing the day-to-day operations of the Company as well as having any additional responsibilities, duties, obligations, powers and authority as prescribed by the Act for Managers or as expressly delegated to him by the Board.

     8.7 Duties of Secretary. The Secretary shall have the responsibilities, duties, obligations, powers and authority prescribed by the Act for the Secretary or expressly delegated to him by the Board. In addition, in the absence of the Chief Manager or in the event of his inability or refusal to act, the Secretary shall perform the duties of the Chief Manager and, when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Manager. The Secretary shall function as the treasurer of the Company and shall be responsible for all recordkeeping of the Company.

     8.8 Duties of Chief Financial Officer. The Chief Financial Officer shall have the responsibilities, duties, obligations, powers and authority expressly delegated to him by the Board. The Chief Financial Officer shall function as the principal financial officer of the Company and shall be responsible for those acts customarily associated with a Chief Financial Officer.

SECTION 9
INDEMNIFICATION

     9.1 Limitation of Liability. No Manager, Operating Member, Director, employee or agent of the Company or any of their Affiliates shall be liable to the Company or any Member of the Company for any Liability incurred on account of, or by reason of any claim based on or arising from, any act taken or omitted to be taken in the course of representing or performing services for the Company or otherwise in the capacity as a Manager, Director, Operating Member, consultant, contractor, employee or agent of the Company, including, without limitation, their appointment or retention of, or reliance upon, any consultant, contractor, employee or agent of the Company, notwithstanding any negligence, fraud or willful misconduct by such Manager, Director, Operating Member, consultant, contractor, employee, agent or Affiliate except to the extent that a judgment or other final adjudication (in each case which is not subject to appeal) adverse to the person establishes that such Liability arose as a result of:

     (a)  any breach of such person’s duty of loyalty to the Company or the Members;

     (b)  any act or omission which involves intentional misconduct or a knowing violation of law;

     (c)  payments or distributions in violation of the Delaware General Corporation Law; or

     (d)  any transaction which the person derived an improper personal benefit.

     9.2 Indemnification. The Company shall indemnify, and upon request shall advance expenses prior to final disposition of a Proceeding to, any person (or the estate or personal representative of any person) who was or is a Party to, or is threatened to be made a Party to, any Proceeding, whether or not by or in the right of the Company, by reason of the fact that such person is or was a Manager, Director, Operating Member, consultant, contractor, employee or agent of the Company or any of their Affiliates against any Liability to the fullest extent permitted by the Act except if there is a final adjudication adverse to such person establishing that such person was guilty of committing any of the acts set forth in Section 9.1(a)-(d) above. With respect to any monies advanced pursuant to the immediately preceding sentence of this Section 9.2, any such person shall agree to return to the Company any amounts advanced by the Company in the event that a judgment or other final adjudication (in each case which is not subject to appeal) is rendered holding that such person is or was not entitled to be indemnified by the Company in accordance with this Agreement or applicable law as a result of such person being found guilty of committing any of the acts set forth in Section 9.1(a)-(d) above. The Company may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any Manager, Director, Operating Member, consultant, contractor, employee or agent of the Company or any of their Affiliates against any Liability that may be asserted against such person with respect to any actions (or inactions) taken with respect to the Company.

     9.3 Effect of Provisions. The rights to indemnification and advancement of expenses set forth in this Section 9 are intended to be to the fullest extent permitted pursuant to the Act. The rights to indemnification and advancement of expenses set forth in this Section 9 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancements of expenses may be entitled or granted by law, the Articles, this Agreement, the vote of the Board or the Managers of the Company, or an agreement with the Company, which means of indemnification and advancement of expenses are hereby specifically authorized.

     9.4 Repeal or Modification. Any repeal or modification of the provisions of this Section 9 shall not affect any obligation of the Company or any rights regarding indemnification and advancement of expenses of a Manager, Director, Operating Member, consultant, contractor, employee, agent or Affiliate with respect to any Proceeding for which indemnification or the advancement of expenses is requested, in which the alleged cause of action accrued at any time prior to such repeal or modification. If an amendment to the Act hereafter limits or restricts in any way the indemnification rights permitted by law as of the date hereof, such amendment shall apply only to the extent mandated by law and only to activities of persons subject to indemnification under this Section 9, which occur subsequent to the effective date of such amendment.

     9.5 Effect of Invalidity of Section. If this Section 9 or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Manager, Director, Operating Member, consultant, contractor, employee or agent of the Company or any of their Affiliates as to any Liability incurred or other amounts paid with respect to any Proceeding, including, without limitation, a grand jury Proceeding and any Proceeding by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Section 9 that shall not have been invalidated by the Act or by any other applicable law.

SECTION 10
ACCOUNTING, BOOKS AND BANK ACCOUNTS

     10.1 Accounting Period. The annual accounting period of the Company shall end on December 31 of each year. The books of the Company shall be kept on the accrual method of accounting in accordance with generally accepted accounting principles.

     10.2 Books. The Secretary shall keep full and accurate records of all transactions of the Company in proper books of account, computerized accounting systems or electronic data storage. Said records shall be kept at all times in the principal executive office of the Company or such other place as agreed upon by the Managers. Each Member may, upon reasonable notice to the Managers, for any purpose reasonably related to such Member’s ownership of Units, at such Member’s own expense, inspect and copy, during the normal business hours of the Company, any records or information maintained by the Company. Any such demand shall be in writing and shall state the purpose of such demand. Notwithstanding the foregoing, the Company may keep confidential from any Member, for such period as the Managers deems reasonable, any information which the Managers reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managers in good faith believes is not in the best interests of the Company or could damage the Company or its business, or which the Company is required by law or by agreement with a third party to keep confidential.

     10.3 Bank Accounts. An account or accounts in the name of the Company shall be maintained in such bank or banks as the Managers may from time to time select. All monies and funds of the Company, and all instruments for the payment of money to the Company, shall, when received, be deposited in said bank account or accounts, or prudently invested in marketable securities or other negotiable instruments. All checks, drafts and orders upon said account or accounts shall be signed in the Company’s name by the Chief Manager or the Secretary and such other person or persons as the Board may from time to time determine.

     10.4 Financials. The Company shall prepare financial statements at least annually that include a balance sheet as of the end of the reporting period and an income statement for such period.

     10.5 Reports to Members. As soon as practicable after the end of each Fiscal Year, the Company shall distribute to each Member, a copy of the Member’s Schedule K-1 to the Partnership Tax Return (Form 1065); and

SECTION 11
DISSOLUTION AND LIQUIDATION

     11.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following Dissolution Events:

     (a)  by the majority vote of the Board;

     (b)  the sale of all or substantially all of the assets of the Company without reinvestment pursuant to the Consulting Servicing Agreement;

     (c)  the entry of a judicial decree of dissolution of the Company pursuant to the Act; or

     (d)  the arrival of the date that is eight (8) years from the date of achieving the minimum funding pursuant to the Form SB-2 of Collins Growth & Income Fund, LLC dated      , 2004.

     The occurrence of any event described in §§ 48-245-101(a)(5)(A) through (J) of the Act shall not constitute a Dissolution Event.

     11.2 Winding Up Affairs on Dissolution. Upon the occurrence of any event described in Section 11.1, the Company shall be wound up by the Members or other persons required or permitted by law to carry out such winding up. In such event, such person or persons shall promptly notify all Members of such dissolution; shall wind up the affairs of the Company; shall prepare and file all instruments or documents required by law to be filed to reflect the dissolution of the Company; and, after paying or providing for the payment of all liabilities and obligations of the Company, shall distribute the assets of the Company in the manner set forth in Section 5.4.

SECTION 12
TRANSFERS AND WITHDRAWALS

     12.1 Transfer Restrictions. Except as provided in this Section 12, no Member may sell, assign, encumber, pledge, grant a security interest in or otherwise dispose of, voluntarily or involuntarily, in whole or in part, his Units and any attempt to do so shall be void and of no force and effect, and shall constitute a breach of this Agreement. Notwithstanding the foregoing, a Member shall be permitted to transfer, convey or dispose of their Units to a Permitted Transferee. In the event that, pursuant to this Section 12, any Member transfers or assigns his Units to a Permitted Transferee, no such transfer shall become effective until the proposed transferee agrees in writing to assume and be bound by all the obligations and restrictions to which the transferor Member is subject under the terms of this Agreement and any further agreement with respect to the business of the Company. Except for transfers to Permitted Transferees, the Board may reject a transfer of a Unit or Units for any reason or no reason. Furthermore, in the event of a transfer to a person or entity that is not a Permitted Transferee, such transfer will not be respected by the Company and the transferring Member shall be viewed as the owner of any purported transferred Units.

     12.2 Notwithstanding anything herein to the contrary set forth in this Agreement, a transfer of Units (or any interest therein or any right, duty or obligation relating thereto, including but not limited to, any right to receive a distribution of Cash Flow or an allocation of Profit or Loss) shall not be permitted or made if (1) such transfer would violate applicable securities, “blue sky” or similar laws, (2) such transfer would cause the Company to be treated as a “publicly-traded partnership” within the meaning of Section 7704 of the Code, (3) such transfer would require the Company to change from the cash receipts and disbursements method of accounting pursuant to Section 448 of the Code, or (4) at the time of a transfer, the transferee is a minor.

     12.3 A transfer of Units in accordance with the terms of this Agreement and applicable law shall not dissolve the Company.

SECTION 13
TAX MATTERS

     13.1 Tax Matters Handled By Company. The Company shall have full authority to negotiate with, to conclude agreements with or to refuse to agree with federal and state taxing authorities as to the taxable income of the Company for any taxable period, and any determination of such taxable income shall be binding upon the Members, each of which individually shall be liable to pay any additional tax and interest or shall be entitled to receive any refund and interest resulting from any such determination. The Company shall not be responsible for any loss or damage to a Member as a result of any such determination or failure to arrive at a determination.

     13.2 Partnership For Tax Purposes Only. The Members have formed the Company under the Act and expressly do not intend hereby to form a partnership (except insofar as the Company may be treated as a partnership for tax purposes only). The Members do not intend to be partners to one another or partners as to any third party. No Member, Manager or Director shall make any election to treat the Company as other than a partnership for tax purposes.

     13.3 Tax Matters Partner. The Tax Matters Partner (“TMP”) is responsible for all administrative and judicial proceedings for the assessment and collection of tax deficiencies or the refund of tax overpayments arising out of a Member’s distributive shares of items of income, deduction, credit and/or of any other Company item (as that term is defined in the Code or in regulations issued by the

Internal Revenue Service) allocated to the Members affecting any member’s tax liability. The TMP shall promptly give notice to all Members of any administrative or judicial proceeding pending before the Internal Revenue Service involving any Company item and the progress of any such proceeding. Such notice shall be in compliance with such regulations as are issued by the Internal Revenue Service. The TMP shall have all the powers provided to a tax matters partner in Sections 6221 through 6233 of Code, including the specific power to extend the statute of limitations with respect to any matter which is attributable to any Company item or affecting any item pending before the Internal Revenue Service and to select the forum to litigate any tax issue or liability arising from Company items. The TMP shall be the Operating Member, provided that the Operating Member may resign such position as TMP by giving thirty (30) days’ written notice to the Secretary who shall promptly notify the Board, whereupon the Board shall designate a new TMP. The TMP shall be entitled to reimbursement for any and all reasonable expenses incurred with respect to any administrative and/or judicial proceedings affecting the Company and shall be held harmless and indemnified as provided in Section 9 for actions taken in his or her capacity as TMP.

     13.4 Elections. Except as otherwise provided in this Agreement, all accounting decisions and elections required or permitted to be made by the Company under applicable law shall be made by the Chief Manager, in the Chief Manager’s sole discretion.

SECTION 14
MISCELLANEOUS PROVISIONS

     14.1 Integrated Agreement. This Agreement constitutes the entire agreement of the Members with respect to the subject matter hereof and replaces and supersedes all prior agreements, understandings and negotiations of the Members, whether written or oral.

     14.2 Binding Agreement. This Agreement shall be binding upon the legal successors of the Members.

     14.3 Governing Law. Except as otherwise specifically provided herein, this Agreement and all questions arising hereunder shall be determined in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

     14.4 Notices. All notices, offers and acceptances and other communications hereunder shall be in writing and shall be delivered in person, by telecopy with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the address of such Member as it appears on the records of the Company or at such other place as such Member may designate by written notice to the other Members. A notice shall be deemed received: (i) if by personal delivery, on the date delivered; (ii) if by telecopy, on the date confirmed; (iii) if by overnight delivery service, on the date delivered; and (iv) if by mail, when mailed if correctly addressed to the Member’s address shown on the Company’s records.

     14.5 Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision, as so amended and limited, valid and enforceable.

     14.6 Counterparts. This Agreement may be executed in counterparts.

     14.7 Amendment. Except as otherwise provided herein, this Agreement may be amended, modified or supplemented only by a writing executed by a majority of the Directors.

     IN WITNESS WHEREOF, this Agreement has been executed by the Members as of the date first above written.

Collins Financial Services, Inc.

By: /s/

Title:
Date:

[The next pages are the signature pages of the Capital Members]

CAPITAL MEMBER
SIGNATURE PAGE

EACH CAPITAL MEMBER MUST SIGN AND RETURN TWO ORIGINALS OF THIS SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF COLLINS GROWTH & INCOME FUND, LLC

Name:
Date:
Amount of Contribution: $

SCHEDULE A

Name	Capital Contribution	Units

Collins Financial Services, Inc.	$1,000	1
Capital Members	$—	—

<> Units

COLLINS GROWTH & INCOME FUND, LLC

Limited Liability Company Units

PROSPECTUS

, 2004

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is set forth in this prospectus. We are offering to sell Units and seeking offers to buy our Units only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. Our business, financial condition, results of operation and prospects may have changed after the date of this prospectus.

     Until      , 2004 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Members, Managers and Directors

     Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions (if any) as set forth in the Limited Liability Company Operating Agreement. Section 9 of the Limited Liability Company Operating Agreement provides that no manager or director shall be liable to us or our members for monetary damages for breach of fiduciary duty as a manager or director to the fullest extent permitted by Delaware law. Section 9 further provides that we shall indemnify any and all of our managers and directors, except upon certain enumerated acts against any claim or liability arising out of their activities on behalf of our company if they acted in good faith and in a manner reasonably believed to in, or not opposed to, the best interests of our company, and with respect to criminal claims or liability, they had no reasonable cause to believe their conduct was unlawful. Reference is made to Section 9 of the Limited Liability Company Operating Agreement which is attached to the prospectus as Exhibit A.

Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

	Minimum Offering	Maximum Offering

Securities and Exchange Commission registration fee	$3,167.50	$3,167.50
Printing and engraving fees and expenses	25,000.00	40,000.00
Legal fees and expenses	35,000.00	35,000.00
Accounting fees and expenses	5,000.00	5,000.00
Blue sky fees and expenses	30,000.00	35,000.00
Transfer agent and registrar fees and expenses	1,000.00	1,000.00
Miscellaneous fees and expenses	5,732.50	15,732.50
Total	$104,900.00	$134,900.00

Item 26. Recent Sales of Unregistered Securities

     On our inception, we issued one Unit to Collins Financial Services, Inc. The Unit was issued for nominal value. The Unit was issued under the exemption from registration provided by Section 4(2) of the Securities Act. The Unit contains a legend restricting its transferability absent registration or applicable exemption. CFS is an accredited investor. Its principals are directors and managers of our company.

Item 27. Exhibits and Financial Statement Schedules

     (a)  Exhibits

The following exhibits are filed as part of this registration statement.

Exhibit Number	Description

1.1	Placement Agent Agreement*
3.1	Certificate of Formation of Collins Growth & Income Fund LLC
3.2	Limited Liability Company Agreement of Collins Growth & Income Fund LLC (included as Appendix A to the prospectus)
4.1	Form of Membership Unit Certificate*
5.1	Opinion of Adorno & Yoss, P.A.*
10.1	Consulting Services Agreement by and between our company and Collins Financial Services, Inc.
10.2	Form of Escrow Agreement*
10.3	Subscription Agreement (included as Appendix B to the prospectus)*
21.1	Subsidiaries of the Registrant
23.1	Consent of Helin, Donovan, Trubee & Wilkinson, LLP
23.2	Consent of Adorno & Yoss, P.A. (included in Exhibit 5.1)

*	To be filed by amendment.

Item 28. Undertakings

     The undersigned registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, in the State of Texas, on February 24, 2004.

COLLINS GROWTH & INCOME FUND, LLC

By: /s/ WALT COLLINS

Walt Collins Chief Manager and Chairman of the Board of Directors

By: /s/ LARRY VASBINDER

Larry Vasbinder Principal Financial Officer and Member of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacity and on the dates indicated.

Signature	Title	Date

/s/ WALT COLLINS Walt Collins	Chief Manager and Chairman of the Board of Directors (Principal Executive Officer)	February 24, 2004
/s/ LARRY VASBINDER Larry Vasbinder	Principal Financial Officer and Member Board of Directors	February 24, 2004

/s/ GARY E. WOOD Gary E. Wood	Secretary and Member Board of Directors	February 24, 2004

EXHIBIT INDEX